                                                                 Exhibit 10.3

                        AGREEMENT FOR THE PURCHASE AND SALE

                              OF THE CAPITAL STOCK OF

                               MORTGAGE MARKET, INC.


Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omitted text has been marked with a bracketed asterisk ("[*]") and has been filed separately with the Securities and Exchange Commission.

                                  TABLE OF CONTENTS


                                                                                 PAGE
                                                                                 ----
ARTICLE 1
     Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2

ARTICLE 2
     Purchase and Sale of Shares . . . . . . . . . . . . . . . . . . . . . . . . . .5
     2.1    Agreement to Sell and Purchase . . . . . . . . . . . . . . . . . . . . .5
     2.2    Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5

ARTICLE 3
     Consideration and Payment Terms . . . . . . . . . . . . . . . . . . . . . . . .5
     3.1    Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
     3.2    Additional Consideration and Additional Compensation . . . . . . . . . .7
     3.3    Additional Consideration or Additional Compensation for Senior
              Managers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     3.4    Tag-Along Right. . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     3.5    No Other Equity or Ownership Interest Implied. . . . . . . . . . . . . 13

ARTICLE 4
     Representations and Warranties of Sellers . . . . . . . . . . . . . . . . . . 13
     4.1    Organization and Standing. . . . . . . . . . . . . . . . . . . . . . . 13
     4.2    Qualification. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     4.3    No Restrictions; Binding Effect; Approval of Change of Control . . . . 14
     4.4    Noncontravention . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     4.5    Capital Structure. . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     4.6    Title to the Shares or Other Interests in the Company. . . . . . . . . 15
     4.7    No Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     4.8    Corporate Records and Action . . . . . . . . . . . . . . . . . . . . . 15
     4.9    Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . 16
     4.10   Liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     4.11   Events Since December 31, 1997 and March 31, 1998. . . . . . . . . . . 16
     4.12   Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     4.13   Title to Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
     4.14   Condition of Assets. . . . . . . . . . . . . . . . . . . . . . . . . . 19
     4.15   Accounts Receivable; Notes Receivable. . . . . . . . . . . . . . . . . 19
     4.16   Intellectual Property and Software . . . . . . . . . . . . . . . . . . 20
     4.17   Material Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . 21
     4.18   Litigation; Regulatory Examination . . . . . . . . . . . . . . . . . . 23
     4.19   Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     4.20   Schedule of Loans. . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     4.21   Compliance with Law Including Consumer Law . . . . . . . . . . . . . . 24
     4.22   Forms; Policies and Procedures.. . . . . . . . . . . . . . . . . . . . 24
     4.23   Licenses and Permits . . . . . . . . . . . . . . . . . . . . . . . . . 25
     4.24   Environmental Warranties . . . . . . . . . . . . . . . . . . . . . . . 25

                                      i

                         TABLE OF CONTENTS (CONT'D.)

                                                                                 PAGE
                                                                                 ----
     4.25   Payroll List . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     4.26   Labor Relations. . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     4.27   Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . 26
     4.28   Employee Policies. . . . . . . . . . . . . . . . . . . . . . . . . . . 27
     4.29   Referral Sources; Investors. . . . . . . . . . . . . . . . . . . . . . 27
     4.30   Bank Accounts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
     4.31   Powers of Attorney . . . . . . . . . . . . . . . . . . . . . . . . . . 28
     4.32   Personal Guarantees. . . . . . . . . . . . . . . . . . . . . . . . . . 28
     4.33   Brokerage Fee. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
     4.34   Full Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
     4.35   Business Records . . . . . . . . . . . . . . . . . . . . . . . . . . . 28

ARTICLE 5
     Representations and Warranties of Purchaser . . . . . . . . . . . . . . . . . 28
     5.1    Organization and Standing. . . . . . . . . . . . . . . . . . . . . . . 28
     5.2    No Restrictions; Authorization; Binding Effect; Approval of Change
              of Control . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
     5.3    Noncontravention . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
     5.4    Litigation; Regulatory Examination . . . . . . . . . . . . . . . . . . 29
     5.5    Financial Statement. . . . . . . . . . . . . . . . . . . . . . . . . . 29
     5.6    Full Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . . . 30

ARTICLE 6
     Covenants of Sellers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
     6.1    Conduct of Businesses; Notification of Breaches in Representations
              or Warranties. . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
     6.2    Notification of Breach of Representation, Warranty or
              Covenant . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
     6.3    Forebearances by MMI . . . . . . . . . . . . . . . . . . . . . . . . . 30
     6.4    Good Faith Negotiations; Due Diligence . . . . . . . . . . . . . . . . 32
     6.5    Other Acquisition Proposals. . . . . . . . . . . . . . . . . . . . . . 32
     6.6    Intentionally Deleted. . . . . . . . . . . . . . . . . . . . . . . . . 33
     6.7    Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
     6.8    Government Approval. . . . . . . . . . . . . . . . . . . . . . . . . . 33
     6.9    Additional Financial Statements. . . . . . . . . . . . . . . . . . . . 33
     6.10   Supplements to Schedules . . . . . . . . . . . . . . . . . . . . . . . 33
     6.11   Consents of Third Parties. . . . . . . . . . . . . . . . . . . . . . . 34
     6.12   Transfer of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . 34
     6.13   Guarantees and Collateral Pledges. . . . . . . . . . . . . . . . . . . 34

ARTICLE 7
     Covenants of Purchaser. . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
     7.1    Notification of Breach of Warranty or Covenant . . . . . . . . . . . . 34

                                      ii

                         TABLE OF CONTENTS (CONT'D.)

                                                                                 PAGE
                                                                                 ----
     7.2    Good Faith Negotiations. . . . . . . . . . . . . . . . . . . . . . . . 35
     7.3    Notification of Material Adverse Information . . . . . . . . . . . . . 35
     7.4    [Deliberately Omitted] . . . . . . . . . . . . . . . . . . . . . . . . 35
     7.5    Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35

ARTICLE 8
     Joint Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
     8.1    Confidential Information . . . . . . . . . . . . . . . . . . . . . . . 35
     8.2    Publicity. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
     8.3    Put Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
     8.4    Employment Agreements. . . . . . . . . . . . . . . . . . . . . . . . . 37
     8.5    Other Documentation. . . . . . . . . . . . . . . . . . . . . . . . . . 37

ARTICLE 9
     Conditions to Obligation to Close . . . . . . . . . . . . . . . . . . . . . . 37
     9.1    Mutual Conditions. . . . . . . . . . . . . . . . . . . . . . . . . . . 37
     9.2    Conditions to Obligations of Purchaser to Effect the Purchase. . . . . 37
     9.3    Conditions to Obligations of Sellers to Effect the Closing . . . . . . 39

ARTICLE 10
     Post Closing Covenants. . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
     10.1   Post Closing Covenants of Purchaser Regarding Financing
              of MMI . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
     10.2   Covenant Not to Compete by Sellers . . . . . . . . . . . . . . . . . . 41
     10.3   Limited Indemnification by Sellers . . . . . . . . . . . . . . . . . . 45
     10.4   Tax Liability of Francis, Sellers. . . . . . . . . . . . . . . . . . . 46
     10.5   Covenant Regarding Record Keeping by Purchaser . . . . . . . . . . . . 47
     10.6   Release of Personal Guarantees . . . . . . . . . . . . . . . . . . . . 47
     10.7   Recognition of MMI's Past Success; MMI Board . . . . . . . . . . . . . 47
     10.8   Intent to Investigate an IPO . . . . . . . . . . . . . . . . . . . . . 47
     10.9   Name . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
     10.10  Territorial Expansion. . . . . . . . . . . . . . . . . . . . . . . . . 48
     10.11  MMI Acquisition and Expansion. . . . . . . . . . . . . . . . . . . . . 48
     10.12  Rates. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
     10.13  Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . 49
     10.14  Contribution of Capital; Payments to Bob Barnett . . . . . . . . . . . 49

ARTICLE 11
     Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
     11.1   Cure by Sellers Upon Material Adverse Change . . . . . . . . . . . . . 49
     11.2   Other Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . 49
     11.3   Effect of Termination. . . . . . . . . . . . . . . . . . . . . . . . . 50

                                      iii

                         TABLE OF CONTENTS (CONT'D.)

                                                                                 PAGE
                                                                                 ----
ARTICLE 12
     Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 50
     12.1   Survival of Representations and Warranties . . . . . . . . . . . . . . 50
     12.2   Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 50
     12.3   Press Releases; Employee Communications. . . . . . . . . . . . . . . . 51
     12.4   Right of Offset. . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
     12.5   Written Agreement to Govern. . . . . . . . . . . . . . . . . . . . . . 51
     12.6   Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
     12.7   Injunctive Remedy for Breach . . . . . . . . . . . . . . . . . . . . . 51
     12.8   Notices and Other Communications . . . . . . . . . . . . . . . . . . . 51
     12.9   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 54
     12.10  Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . 54
     12.11  Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . 54
     12.12  Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . 54
     12.13  Schedules and Exhibits . . . . . . . . . . . . . . . . . . . . . . . . 54
     12.14  Modification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 54
     12.15  Waiver of Provisions . . . . . . . . . . . . . . . . . . . . . . . . . 54
     12.16  ARBITRATION; LAW; JURISDICTION; WAIVER OF JURY TRIAL . . . . . . . . . 55
     12.17  Waiver of Conditions . . . . . . . . . . . . . . . . . . . . . . . . . 57
     12.18  Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 57


SCHEDULES AND EXHIBITS

Schedule 4.1   --   Organization and Good Standing of MMI
Schedule 4.2   --   Qualifications
Schedule 4.3   --   Governmental Notices, Authorizations, Filings, Etc. Required
                      to effect Change of Control
Schedule 4.4   --   Conflicts
Schedule 4.5   --   Current Capitalization of MMI
Schedule 4.7   --   Subsidiaries, Joint Ventures
Schedule 4.10  --   Undisclosed Liabilities
Schedule 4.11  --   Events Since March 31, 1998 and December 31, 1997
Schedule 4.12  --   Taxes
Schedule 4.13  --   Liens
Schedule 4.16  --   Intellectual Property
Schedule 4.17  --   Material Contracts
Schedule 4.18  --   Litigation, Administration
Schedule 4.19  --   Insurance
Schedule 4.20  --   Description of Loan Portfolio, Loan Locks and Branches
Schedule 4.23  --   Licenses and Permits

                                      iv

                         TABLE OF CONTENTS (CONT'D.)

                                                                                 PAGE
                                                                                 ----
Schedule 4.25  --   Payroll List
Schedule 4.28  --   Employee Policies
Schedule 4.29  --   Referral Sources; Investors
Schedule 4.30  --   Bank Accounts
Schedule 4.31  --   Powers of Attorney
Schedule 6.7   --   Required Consents

DEFINITION OF TERMS

Acquisition Proposal                                                      6.5

Additional Compensation                                                   3.2

Additional Compensation Agreement                                         8.4

Affiliate                                                                   1

Affiliate Guarantees                                                     6.13

After Tax Profits                                                           1

Base Cash Price                                                        3.1(a)

Base Cash Price Adjustment                                             3.1(b)

Branch Managers Agreement                                                   1

Business Day                                                                1

Closing                                                                   2.2

Closing Date                                                              2.2

Closing Date Purchase Price                                            3.1(a)

Confidential Information                                               8.1(c)

Consumer Credit Law                                                      4.21

Consumer Forms                                                           4.22

Contract Year                                                               1

Disclosing Party                                                       8.1(b)

Disclosure Schedules                                                     4.34

Employee Plans                                                           4.27

Employee Retirement Income Security Act of 1974                          4.27

Employment Agreements                                                     8.4

                                      vi

DEFINITION OF TERMS (CONT'D.)

Environmental Law                                                        4.24

Equity Value Plan                                                           1

Equity Value Plan Agreement                                                 1

Federal Home Loan Mortgage Corporation                                   4.21

Federal National Mortgage Association                                    4.21

Financial Statements                                                      4.9

Government National Mortgage Association                                 4.21

Guaranteed Loans                                                         6.13

Hazardous Substance                                                      4.24

Indemnification Claim                                                 10.3(b)

Indemnification Claim for Undisclosed                                 10.3(b)
  Liabilities or Loss from Liabilities
  Not Arising in the Ordinary Course of Business

Intellectual Property                                                    4.16

IPO or Sale of Purchaser                                                    1

Key Employees                                                          Sec. 1

Know-How                                                              4.16(d)

Licensed Intellectual Property                                        4.16(a)

MMI Net Income                                                              1

MMI Operations                                                              1

MMI's Mortgage Banking Net Income                                           1

Ordinary Course of Business                                                 1

Personal Guaranties                                                      4.32

Purchaser Net Income                                                        1

                                      vii

DEFINITION OF TERMS (CONT'D.)

Purchaser Shareholders                                                      1

Put Agreement                                                               1

Real Property                                                            4.24

Recipient                                                              8.1(b)

Representatives                                                        8.1(d)

Seller Guaranties                                                        6.13

Senior Managers                                        Introductory Paragraph

Software                                                              4.16(f)

Tax Returns                                                           4.12(b)

Taxes                                                                    4.12

Third Parties                                                               1

Trademarks                                                            4.16(b)

United States Department of Housing                                       .21
  and Urban Development

Veteran's Administration                                                 4.21


                          PURCHASE AND SALE AGREEMENT


       THIS AGREEMENT FOR THE PURCHASE AND SALE OF THE CAPITAL STOCK OF MORTGAGE MARKET, INC. (this "Agreement") is made and entered into as of this 30th day of September, 1998, by and between PRISM MORTGAGE COMPANY, an Illinois corporation ("Purchaser"), and MARTIN E. FRANCIS ("Francis"),
KENNETH BARTLEY ("Bartley"), MELISSA STASHIN ("Stashin"), and CURT VANDERZANDEN ("VanderZanden") (Bartley, Stashin and VanderZanden sometimes called collectively the "Senior Managers" and Senior Managers and Francis sometimes called collectively the "Sellers" and each individually a "Seller").

                                W I T N E S S E T H:

       WHEREAS, Francis owns all of the issued and outstanding shares of capital stock of Mortgage Market, Inc. ("MMI"); and

       WHEREAS, Senior Managers have certain rights ("Senior Manager Interests") to receive stock or proceeds upon the sale of MMI pursuant to their existing employment agreements with MMI; and

       WHEREAS, MMI, which has its principal place of business at 6 Center Pointe Drive (the "Premises") is in the business of originating, brokering, funding and closing residential mortgage loans (collectively, the "Business"); and

       WHEREAS, Francis desires to sell and transfer to Purchaser all of the issued and outstanding shares of capital stock of MMI and the Senior Managers desire to sell and transfer the Senior Manager Interests and Purchaser desires to purchase from Sellers all of the issued and outstanding shares of capital stock of MMI and Senior Manager Interests (the capital stock and Senior Manager Interests called collectively, the "Shares") subject to the terms and conditions set forth herein.

       NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto do hereby agree as follows:

                                     ARTICLE 1

                                    DEFINITIONS

       Capitalized Terms herein, not otherwise defined, shall have the meanings set forth in this Article:

       "ADDITIONAL COMPENSATION AGREEMENT" shall have the meaning set forth in Section 8.4.

       "AFFILIATE" shall mean any legal entity or person which directly or indirectly through one or more intermediaries, owns and controls or is owned and controlled by a company. The term "control" means the power to direct or cause the direction of the management and policies of an entity; "ownership" shall mean ownership of 25% or more of the voting power or equity value of a company or 25% or more of a capital and profits interest of an unincorporated entity.

       "AFTER TAX PROFITS" shall be calculated by deducting from the income of MMI which is passed through and taxed to its shareholders an amount equal to the sum of the taxes payable thereon by each shareholder which shall be determined for each shareholder by multiplying each shareholder's share of the income so allocated by the effective combined federal and state income tax rate applicable to that shareholder for the same taxable period.

       "ANNIVERSARY DATE" shall mean any of the first five anniversary dates of the Closing.

       "BRANCH MANAGERS AGREEMENT" shall mean those certain agreements between MMI and branch managers substantially in the form as provided to Purchaser by MMI as of the Closing.

       "BUSINESS DAY" shall mean any day which is not a Saturday or Sunday and which is not a day on which national banks in Chicago, Illinois are required or permitted to be closed.

       "CONTRACT YEAR" shall mean a one year period ending on an Anniversary
Date.

       "EQUITY VALUE PLAN" shall mean that certain Equity Value Plan established among MMI, Purchaser, the Senior Managers and the Key Employees, pursuant to an Equity Value Plan Agreement for the purpose of providing "Additional Compensation" as defined in the Equity Value Plan Agreement.

       "EQUITY VALUE PLAN AGREEMENT" shall mean that certain Equity Value Plan Agreement entered into by and between the Purchaser, the Senior Managers and the Key Employees in form and substance acceptable to the Purchaser, MMI and the Sellers.

       "FOR CAUSE" shall have the meaning set forth in Section 10.2(a).

       "GEM OFFERING" shall mean that certain private placement made by Prism as described in that certain term sheet dated August 25, 1998 between Prism, the Pritzker Family and GEM Investors, Inc., a copy of which has been delivered by Prism to Sellers.

       "IPO OR SALE OF PURCHASER" shall mean the consummation of (a) any initial public offering of shares of capital stock of Purchaser or of a corporation controlling or controlled by Purchaser ("Purchaser Shares"), (b) the sale of all or substantially all of the assets of Purchaser or (c) the sale of 80% or more of the capital stock of Purchaser, effected directly or indirectly in a transaction or series of transactions of any kind or nature, including without limitation, a merger, consolidation or reorganization.

       "KEY EMPLOYEES" shall mean Key Employees as such term is defined in the Equity Value Plan Agreement.

       "ORDINARY COURSE OF BUSINESS" shall mean in the ordinary course of business in accordance with appropriate and legal past practices and procedures by the Purchaser or MMI, as applicable, in ordinary business circumstances.


       "MMI'S MORTGAGE BANKING NET INCOME" shall include all service release premiums, incentive income, gain on sale income, interest income, income generated as a result of bulk sales, assignment of trade or co-issuer transactions and all similar income and fees generated from the sale of loans in the secondary market and shall be computed on a product by product basis by calculating the total gross revenues generated by each product for MMI and Purchaser and its Affiliates. Such gross revenue shall be allocated as MMI Mortgage Banking Net Income based on (i) the ratio of the [*] MMI, Purchaser or its Affiliates (including MMI) relative to the [*] Purchaser and its Affiliates (including the MMI loans) multiplied by (ii) [*] from which total (i.e., the aggregate sum of the foregoing calculations [*]) is subtracted the following: (A) all mortgage banking expenses incurred in connection with such revenues allocated to MMI based on the ratio of [*] MMI and funded by Purchaser or its Affiliates (including MMI) relative to [*] Purchaser and its Affiliates [*], (B) all hedging costs (e.g. all costs, including transaction costs, of purchasing and selling marketable securities obtained to hedge pipeline loans against interest rate risk together with the pair-off losses and gains associated with such hedges) allocated to MMI based on the [*] MMI and funded by Purchaser or its Affiliates (including MMI) to the [*]
Purchaser or its Affiliates (including MMI) taking into account [*] compared to [*]; (C) any costs and expenses associated with any repurchase obligations of MMI to the extent they are not solely caused by Purchaser and its Affiliates other than MMI, and (D) any special fees paid to, or reduced premiums received from, purchasers of loan product of MMI, Purchaser or its Affiliates due to [*] such loan products closed by MMI (e.g. surcharges by purchasers of loans based on [*] the loans) and (E) adjusted further by adding or subtracting any [*] reflected on the rate sheets of MMI distributed to its loan officers vis-a-vis the rate sheets of Purchaser and its Affiliates
(other than MMI) distributed to their loan officers.

       By way of example, assume MMI [*] of $500 Million [*] of $200 Million [*] of $300 Million, that mortgage banking operations [*] $250 Million [*] $300 Million [*] and $500 Million [*] Assume further Purchaser and its Affiliates [*] of $10 Million [*] $5 Million in [*] and $15 Million [*] $1 Million in hedging costs [*] $10 Million in mortgage banking operating expenses [*] 3,000 loans [*].


MMI Mortgage Banking Net Income would equal [*].


        ($500 Million/$750 Million x $10 Million) + ($200 Million/$500 Million x $5 Million)

        [*] ($300 Million/$800 Million x $15 Million)
        [*] [3,000/10,000 x $10 Million - [($1 Billion/$2.05 Billion x $1
            Million]
        [*] [$6,666,666.66 + 2,000,000 + $5,625,000]  -  [$3,000,000 - $487,804]

        [*] $10,803,862



       "MMI NET INCOME" shall equal MMI's Mortgage Banking Net Income plus all other income generated by the MMI Operations calculated in accordance with GAAP, including, without limitation, revenues from loan origination minus (i) all operational, administrative and out-of-pocket expenses including, without limitation, all underwriting and closing costs, directly associated with MMI Operations and (ii) all indirect or other expenses of Purchaser and its Affiliates to the extent they are associated with services provided to MMI and apply to MMI Operations (including, without limitation, accounting, financial, legal and other services relating to the provision of technology, human resources, accounting, insurance, national marketing, national senior management and otherwise provided by national senior management) allocated to or on behalf of MMI based on the ratio of the number of loans closed by MMI in any period compared to the number of loans closed by Purchaser and its Affiliates including those closed by MMI in such period, provided that no such indirect expenses of Purchaser incurred in the sixty
(60) days immediately following the Closing shall be allocated to MMI, provided further that any costs or a portion of any costs related to [*] that MMI has incurred, or incurred on behalf of MMI, which are necessitated solely by the [*] of MMI Operations with Purchaser and incurred within [*] days immediately following the Closing, rather than the [*] of MMI Operations, such as [*] shall not be a direct or indirect expense [*].


       "PURCHASER NET INCOME" shall mean all net income of Purchaser and its Affiliates (including all of MMI Net Income) calculated in accordance with GAAP.

       "MMI OPERATIONS" shall mean (i) all current operations of MMI existing as of the Closing plus (ii)any new operations (including acquisitions) which are expressly approved as a MMI Operation by Purchaser in writing, in its reasonable discretion and consistent with Section 10 hereof.

       "PURCHASER SHAREHOLDERS" shall mean the shareholders of Purchaser.

       "PUT AGREEMENT" shall mean that certain Put and Call and Restrictions on Transfer Agreement dated of even date herewith between Purchaser and the Sellers and the Key Employees.

       "REQUISITE COMPENSATION LEVEL" shall mean 50% of full-time employment.

       "SELLERS' RESTRICTIVE COVENANT" shall mean those covenants of Sellers set forth in Section 10.2.

       "THIRD PARTIES" shall mean any person or entity other than Purchaser, MMI or any Affiliate of Purchaser or MMI.

                                     ARTICLE 2

                            PURCHASE AND SALE OF SHARES

       2.1 AGREEMENT TO SELL AND PURCHASE Upon the terms and subject to the conditions set forth herein, and in reliance on the respective representations and warranties of the parties, Sellers shall sell the Shares to Purchaser, and Purchaser shall purchase the Shares from Sellers, on the Closing Date and at the time and place of Closing referred to in Section 2.2 below, for the price and in accordance with the provisions specified in
Article 3 hereof, free and clear of all claims, liens, charges, security interests, equities and encumbrances of any nature whatsoever and free and clear of any sale, transfer or transaction taxes of any kind whatsoever relating to the transfer of the Shares to Purchaser hereunder.

       2.2 CLOSING. The consummation of the purchase and sale of the Shares (the "Closing") shall take place at the offices of Purchaser, 440 North Orleans, Chicago, Illinois at 10:30 a.m. local time as of the date hereof (hereinafter the "Closing Date").

                                     ARTICLE 3

                          CONSIDERATION AND PAYMENT TERMS

       3.1 PURCHASE PRICE. Purchaser shall pay the following consideration subject to the terms set forth below:

              (a) AMOUNT OF THE CLOSING DATE PURCHASE PRICE. The aggregate consideration and signing bonuses to be paid by Purchaser to Sellers for the Shares, the Senior Manager Interests and the Sellers' Restrictive Covenant on the Closing Date (the "Closing Date Purchase Price") as follows:

              The "BASE CASH PRICE" equal to One Million Six Hundred Twenty-Five Thousand Dollars ($1,625,000) paid to the Sellers and allocated to the Shares and to the Sellers' Restrictive Covenant as follows:


-------------------------------------------------------------------------------
 NAME                     SHARES      RESTRICTIVE COVENANT          TOTAL
-------------------------------------------------------------------------------
 Francis                $1,405,000          $20,000              $1,425,000
-------------------------------------------------------------------------------

 NAME                 SHARES/SENIOR
                         MANAGER
                        INTERESTS
                      SIGNING BONUS   RESTRICTIVE COVENANT          TOTAL
-------------------------------------------------------------------------------
 Bartley                  90,000             10,000                100,000
-------------------------------------------------------------------------------
 Stashin                  52,500              7,500                 60,000
-------------------------------------------------------------------------------
 VanderZanden             35,000              5,000                 40,000
-------------------------------------------------------------------------------

       Any adjustment or modification in the Base Cash Price pursuant to
       Section 3.1(b) or (c) hereof shall be made in the amount payable to Francis for that portion of the Base Cash Price allocated to the Shares.

              (b) BASE CASH PRICE ADJUSTMENTS. In addition to the foregoing consideration, Purchaser shall pay to Francis in cash:


                     (i) within sixty (60) days after the Closing, an amount equal to fifty percent (50%) of the amount, if any, by which the stockholders equity of MMI as shown on its consolidated balance sheet as of June 30, 1998, prepared in accordance with GAAP by Stefani & Mathews, LLP, subject to the reasonable review by Purchaser, but without deduction for any distributions made pursuant to Section 10.4 of this Agreement, exceeds Two Million Dollars ($2,000,000); and


                     (ii) no later than April 1, 1999, an amount equal to [*] percent ([*]%) of the after-tax net income of MMI for the period beginning August 1 and ending on the Closing Date; provided that such net income shall be calculated without a deduction for attorneys' fees incurred in connection with this transaction.

       The calculations in the preceding sentence will be made after taking into account reasonable accruals for income and liabilities.

               (c) OTHER MODIFICATIONS OF BASE CASH PRICE. It is acknowledged by the parties hereto that MMI has certain assets and related liabilities which may not be appropriate to include as part of this transaction. Such assets and related liabilities will be excluded after they have been clearly identified by the parties in the course of such parties' due diligence and only pursuant to an agreement by the parties with respect to excluding such items and the procedure and effects of excluding such items. The Base Cash Price will be reduced to the extent the value of the excluded assets reasonably determined by the parties exceeds the value of the excluded liabilities. Notwithstanding anything in the foregoing, prior to Closing, Francis shall be entitled to cause MMI to distribute to Francis the life insurance for Francis which MMI has been paying and Francis' country club membership with [*] reduction in the Base Cash Price. The parties also acknowledge that certain uncollected debts identified on Schedule 3.1(c) attached hereto are not included as assets on the Financial Statements of MMI and that in the event amounts are collected with respect thereto such amounts shall be paid to Francis.

       3.2    ADDITIONAL CONSIDERATION AND ADDITIONAL COMPENSATION

              (a) COMPUTATION OF ADDITIONAL CONSIDERATION AND ADDITIONAL COMPENSATION TO FRANCIS. In addition to the consideration set forth in Section 3.1 above, Purchaser shall pay to Francis "Additional Consideration" and "Additional Compensation" all on the terms and conditions set forth in this Section 3.2.

              -      ADDITIONAL CONSIDERATION.


                     (A) Except as otherwise provided below, at the time of an IPO or Sale of Purchaser, Francis will be entitled to receive Purchaser Shares, or, at the option of Purchaser the equivalent in cash, in an amount computed by multiplying 3%
              (or, if the IPO or Sale of Purchaser does not occur before 24 months after the date of Closing, 6%) by the product of (i) [*] as computed below and (ii) [*] twelve-month period ending with the final day of the calendar quarter immediately prior to such IPO or Sale of Purchaser. If the Sale of Purchaser is a Sale of the Stock of Purchaser and Purchaser has not opted to pay Francis such Additional Consideration in cash as provided hereinabove at Francis' option such Additional Consideration shall be received in cash or a mixture of cash and Purchaser Shares, in the same proportions as that received by the other current stockholders of Purchaser. For purposes of this Paragraph A, the [*] shall be computed by [*] the value of [*] in the IPO or Sale of Purchaser [*] after the IPO or immediately prior to the Sale [*] twelve month period ending with the final day of the quarter immediately prior to such IPO or Sale of Purchaser.



                     If, and only if, an IPO occurs within 15 months of the
              Closing AND Francis has so elected in writing prior to the Closing (a "Special Election"), Francis shall receive the Additional Consideration in the foregoing Paragraph A on the date occurring 15 months after the Closing (and not at the IPO), and the above calculations shall be made as if the

              IPO had occurred on the final day of the quarter immediately preceding such date, i.e., the [*] shall be calculated [*] the final day of the quarter immediately preceding the date 15 months after the [*] for the twelve-month period ending on such final day of the quarter preceding the date 15 months after the [*].


                     By way of example:


                     EXAMPLE 1: If Purchaser completes an IPO for
              $100,000,000 for 100% of Purchaser in the fifteen months after the Closing and Francis has not made a Special Election and at the time of the offering [*] for the twelve-month period ending on the final day of the quarter immediately preceding the IPO [*], the value of the Purchaser Shares to be received by Francis at the time of the IPO would equal the following: [*].



                     EXAMPLE 2: If Purchaser completed an IPO for $75 Million
              for 50% of Purchaser and at the time of the offering [*] for the twelve-month period ending on the final day of the quarter immediately preceding the IPO [*], the value of the Purchaser Shares to be received by Francis would equal the following: [*].



                     (B) If the IPO or Sale of Purchaser occurs prior to the end of the 24th month after the date of the Closing, at the end of the twenty-fourth month Francis will be entitled to receive (1) additional Purchaser Shares or (2) the equivalent amount of cash, at Purchaser's option, in an amount equal to the product of 3% times the product of (i) the [*] (as computed below) and (ii) [*] for the twelve-month period ending on the final day of the last quarter ending within twenty-four (24) months of the [*]. If the Sale of Purchaser is a Sale of the Stock of Purchaser and Purchaser has not opted to pay Francis such Additional Consideration in cash as hereinabove provided, at Francis' option, such Additional Consideration shall be received in cash or a mixture of cash and Purchaser Shares, in the same proportions as that received by the other current shareholders of Purchaser. For the purposes of this Paragraph B, the [*] shall be computed by [*] as of the final day of the final quarter ending within 24 months of the date of [*] for the 12-month period ending on the final day of the final quarter ending within twenty-four (24) months of the [*].

                     By way of example:


                     EXAMPLE 1: If Purchaser completed an IPO prior to 24
              months following the Closing and [*] for the twelve-month period ending on the final day of the last quarter ending within twenty-four (24) months of the [*] the value of the stock to be received by Francis would equal the following: [*].


                     [*]

                     If the Purchaser Shareholders enter into any restriction
              on the sale of their stock for a period of time following any public offering, Francis shall be subject to the same restriction with respect to stock received as Additional Consideration for a period not to exceed two (2) years following the IPO.

              -      ADDITIONAL COMPENSATION.


                     (C) If Francis is employed by MMI, Purchaser or their Affiliates at the Requisite Compensation Level on the third Anniversary Date following the Closing, at the time of an IPO or Sale of Purchaser Francis will be entitled to receive the following Additional Compensation at the time of an IPO or Sale of Purchaser or, if such IPO or Sale of Purchaser has occurred prior to the third Anniversary Date, at the time of such third Anniversary Date: Purchaser Shares, or, at the option of Purchaser, the equivalent in cash, in an amount computed by multiplying one percent (1%) times the product of (i) [*](as computed below) and (ii) [*] for the twelve month period ending with the final day of the calendar quarter immediately prior to such IPO or Sale or Purchaser [*] for the twelve month period ending with the final day of the calendar quarter immediately prior to [*]. If the Sale of Purchaser is a Sale of Stock and Purchaser has not opted to pay Francis such Additional Compensation in cash as provided hereinabove, at Francis' option such Additional Compensation shall be received in cash or a mixture of cash and Purchaser Shares in the same proportions as that received by the other current stockholders of Purchaser. For the purposes of this paragraph (C), the [*] shall be computed by [*] for the twelve month period ending with the final day of the quarter immediately prior to such IPO or Sale of Purchaser [*] for the twelve-month period ending with the final day of the quarter immediately prior to such [*].


                     If Francis is employed by MMI, Purchaser or the
              Affiliates at the Requisite Compensation Level on the fourth Anniversary Date following the Closing, then on the fourth Anniversary Date, Francis shall be entitled to receive an additional one percent Additional Compensation on such fourth Anniversary Date, or if the IPO has not yet occurred on the date of the IPO or Sale of Purchaser, computed in the same manner as set forth in the immediately preceding paragraph but replacing the "third Anniversary Date" with the "fourth Anniversary Date."

                     For the purposes of this subsection (C), the Additional
              Compensation shall vest on the third or fourth Anniversary Date, as applicable, only if Francis is employed by MMI, Purchaser or any of its Affiliates or its successor on such third or fourth Anniversary Date as provided in the immediately preceding paragraph or prior to such date has terminated his employment "for cause" as defined in the final sentence of
              Section 10.2(a) of this Agreement or has his employment terminated by Purchaser "without cause" as defined in the penultimate sentence of Section 10.2(a) of this Agreement. If Francis shall die or become permanently disabled, Francis' rights with respect to Additional Compensation for such 12-month period ending on the next Anniversary Date shall vest on [*] but shall be prorated to the date of death or such disability. All other Additional Compensation not vested on or paid on any Anniversary Date shall not vest to Francis and shall, at the option of the Board, be reallocated to other Key Employees of MMI as provided in Section 3.3 of this Agreement.

                     (D) If the Purchaser completes an IPO and the Purchaser has elected to pay Francis Additional Compensation in the form of cash rather than Shares and Francis elects to purchase Purchaser Shares with such cash concurrently with the payment, Purchaser agrees to pay Francis for all brokerage commissions incurred by Francis for such purchases and, if the Additional Compensation is paid concurrently with the IPO, any additional price in excess of the IPO price which Francis pays for the Purchaser Shares.

              (b) TAX TREATMENT; PAYMENT OF ADDITIONAL CONSIDERATION AND ADDITIONAL COMPENSATION. For purposes of computing the Additional Consideration and Additional Compensation: MMI Net Income and [*] shall be computed on a pretax basis for such periods as MMI [*] S Corporations, but shall be computed on an after-tax basis for such periods as MMI [*] C Corporations if and when MMI [*] C Corporations. A report setting forth in reasonable detail the computation of the Additional Consideration or Additional Compensation shall be delivered to Francis concurrently with the payment of the Additional Consideration or Additional Compensation. Francis will receive such Additional Consideration or Additional Compensation as soon as possible after the event giving rise to the computation (e.g. the Anniversary Date or the IPO or Sale) of the Additional Consideration or Additional Compensation above and shall be paid by check if the Additional Consideration or Additional

       Compensation is "cash" and shall otherwise be paid in the manner hereinabove provided.

              (c) RECORDS AND INSPECTION OF RECORDS AND FINANCIAL STATEMENTS FOR CALCULATION OF ADDITIONAL CONSIDERATION AND ADDITIONAL COMPENSATION. During the five (5) years following the Closing, Purchaser shall permit Francis and his representatives, agents, accountants and advisors reasonable access to examine MMI's and Purchaser's consolidated and unconsolidated income statements and balance sheets and review the computations relevant to the calculation
       of MMI Net Income, including the allocation of income and costs.   The
       costs of any such inspection shall be borne by Francis, provided that if the inspection and any consequent verification of such records or computations reveals a mistake of any kind, including, but not limited to, an improper allocation, that results in a discrepancy of more than 10% of such payment, and which discrepancy is acknowledged by Purchaser or confirmed by the dispute resolution mechanism set forth in this Subsection 3.2(c) hereinbelow, then the cost of such inspection shall be borne by Purchaser. If Francis' inspection discloses a mistake or discrepancy resulting in an underpayment of the Additional Consideration or Additional Compensation, Francis shall notify Purchaser thereof in writing, which notice shall specify the basis for such mistake or discrepancy in reasonable detail. Within twenty (20) Business Days after Purchaser's receipt of such notice, Purchaser shall either (i) pay to Francis the aggregate amount of such underpayment, or (ii) notify Francis in writing that it disputes the amount of such underpayment, stating its grounds therefor in reasonable detail. If Purchaser and Francis are unable to resolve Purchaser's objections within twenty (20) Business Days after Purchaser has notified Francis of its objections, and the matter in dispute concerns only the calculation of the amount of the Additional Consideration or Additional Compensation the matter in dispute shall be referred to an investment banker or accountant mutually acceptable to the parties hereto, which shall be instructed to resolve the matter in dispute promptly (and the fees of such investment banker or accountant shall be borne equally by Purchaser and Francis).

              If the investment banker or accountant cannot resolve the dispute or if Francis and the Purchaser cannot agree on an investment banker or accountant, Francis shall select one investment banker or accountant, Purchaser another and each of such investment bankers or accountants shall together select a third investment banker or accountant who shall make such determination. The determination of such investment banker or accountant shall be final, binding and conclusive on Purchaser and Francis. The fees of their first two investment bankers or accountants shall be borne by the party -- Purchaser or Francis -- retaining such investment banker or accountant and the fees of the third shall be borne equally by Purchaser and Francis.

              (d) RESTRICTIONS ON ASSIGNMENT. The right to receive the Additional Consideration or Additional Compensation may not be transferred by Francis, except as follows:

                     (i) such right may be transferred upon the death of Francis to his heirs or to a beneficiary so designated in a testamentary document;

                     (ii) such right may be transferred by Francis to the spouse and children of Francis or to a trust created for the primary benefit of Francis or his spouse and children; and

                     (iii)  in accordance with the Put Agreement,

       (each a "Permitted Assignee"); PROVIDED, that Purchaser shall not be obligated to make any payment to a Permitted Assignee unless (i) Purchaser has received notice of such transfer from the assignor, setting forth the name, address and employer identification number or social security number of such Permitted Assignee and (ii) such notice has been received by Purchaser at least ten (10) Business Days before the next payment of the Additional Consideration or Additional Compensation is made.

              (e) DEATH OR DISABILITY OF FRANCIS. All Additional Compensation owed to Francis set forth herein shall continue to be payable to Francis or his heirs notwithstanding his disability or death.

       3.3 ADDITIONAL CONSIDERATION OR ADDITIONAL COMPENSATION FOR SENIOR MANAGERS. Additional Compensation shall be paid to the Senior Managers as provided in the several Additional Compensation Agreements and Equity Value Agreement between Purchaser and Senior Managers and other Key Employees of MMI unless such Senior Manager or other Key Employee of MMI dies, becomes disabled or otherwise ceases to be employed and thereby is no longer vested, in which case the portion of the Additional Compensation that by the terms of such Additional Compensation Agreement or Equity Value Agreement no longer payable to such Key Employee or Senior Manager shall be reallocated to the remaining Senior Managers and Key Employees as determined by Purchaser subject to the reasonable approval of Francis.


       3.4 TAG-ALONG RIGHT. If at any time any sales of the stock of the Purchaser (exclusive of the GEM Offering) either through one sale or a series of sales, which in the aggregate exceeds 15% of the then existing outstanding stock of Purchaser, the selling shareholder or Purchaser shall first give written notice thereof (a "Tag-Along Notice") to Francis specifying the amount of stock to be sold, the percentage in the Purchaser that such stock represents and the price and terms of such sale. Francis may elect to participate in any such transaction as an additional selling or transferring shareholder on identical terms and conditions by delivering a written notice thereof (a "Tag-Along Election Notice") to the Purchaser within fifteen (15) days after Francis' receipt of such Tag-Along Notice, thereby electing to sell or transfer in such transaction all or a portion of the vested Additional Consideration or Additional Compensation of Francis up to the amount computed as provided below. Upon receipt of the Tag-Along Election Notice, the Purchaser shall first compute the amount of stock in the Purchaser that would be represented by the vested Additional Consideration or Additional Compensation of Francis expressed as a percentage (the "Vested Interest") upon the sale of all the stock of the Purchaser. The maximum amount of stock to be transferred by Francis shall then be computed by multiplying (i) the total aggregate stock which is proposed to be transferred in the transaction by (ii) a fraction, the numerator of which is the Vested Interest of Francis, and the denominator of which is the aggregate percentage of the Purchaser owned by the selling shareholder or shareholders and the Vested Interest of all Sellers electing to participate in such transaction.



       Immediately prior to such sale, the Purchaser shall issue Purchaser Shares necessary to effect such sale or transfer by Francis if he has made a Tag-Along Election and the percentage used to calculate the amount of Additional Consideration or Additional Compensation to be received by such Seller on any future occasion shall be reduced by the percentage used to calculate the Additional Consideration or Additional Compensation received to effect the Tag-Along Election computed at the time of such initial sale.



       3.5 NO OTHER EQUITY OR OWNERSHIP INTEREST IMPLIED. Neither a Seller's rights with respect to Additional Consideration or Additional Compensation hereunder nor the tag-along right under Section 3.4 or in the Additional Compensation Agreements shall confer on any Seller any equity or ownership interest in the Purchaser or any concomitant rights other than the rights set forth hereunder and the right to receive stock or cash when and as described hereunder, and no equity or ownership interest in Purchaser shall be conferred on any Seller by virtue of the "vesting" of any Additional Consideration or Additional Compensation prior to the issuance of Purchaser Shares pursuant to this Agreement.


                                     ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF SELLERS

       Sellers, as to themselves and for and on behalf of MMI, represent and warrant to Purchaser on the date hereof and as of the Closing Date as follows:

       4.1 ORGANIZATION AND STANDING. MMI is a corporation which is duly organized, validly existing and in good standing under the laws of Oregon. Sellers have delivered to Purchaser complete and correct copies of the Articles of Incorporation and By-Laws, as amended, of MMI. MMI has all necessary corporate powers and authority to engage in the business in which it is presently engaged (as such business is presently being conducted), to own all property now owned by it, and to lease all of the property used by it under lease. Complete copies of the corporate minutes and stock transfer records of MMI have been delivered to Purchaser for Purchaser's review, and contain minutes and consents for all actions taken by the shareholders and directors of MMI for which such consents were required, and complete and accurate records of all issuances and transfer of shares of its capital stock. Schedule 4.1 hereto contains a complete and accurate list of the officers and directors of MMI.

       4.2 QUALIFICATION. MMI has not failed to qualify in any jurisdiction where a failure to so qualify would have an adverse effect on the financial condition or results of operations of MMI. Schedule 4.2 hereto identifies each jurisdiction where MMI is duly qualified to do business as a foreign corporation, and MMI is in good standing in each such jurisdiction.

       4.3 NO RESTRICTIONS; BINDING EFFECT; APPROVAL OF CHANGE OF CONTROL. Except as contemplated by this Agreement or as set forth in Schedule 4.3, neither Sellers nor MMI is subject to any material restriction, agreement, law, rule, regulation, ordinance, code, writ, injunction, award, judgment or decree which would prohibit or be violated by the execution and delivery hereof or the consummation of the transactions contemplated hereby. Sellers have all power to execute and deliver this Agreement and the instruments, documents and agreements to be executed and delivered pursuant hereto and to consummate the transactions contemplated hereby and thereby. This Agreement and each of the instruments, documents and agreements to be executed and delivered pursuant hereto have been or will be duly executed and delivered by Sellers, and each constitutes a legal, valid and binding obligation of Sellers, enforceable against Sellers in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally and subject to the availability of equitable remedies. Except as contemplated by this Agreement or as set forth in Schedule 4.3, neither Sellers nor MMI are required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

       4.4 NONCONTRAVENTION. Except as set forth in Schedule 4.4, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby and thereby nor any direct or indirect change of control of MMI will (a) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, memorandum of understanding regulatory order or understanding to which MMI is a party or is otherwise subject, (b) conflict with or result in a breach of the provisions of the Articles of Incorporation or By-laws of MMI, as amended to date, or (c) conflict with, result in the breach of, constitute a default under, result in the acceleration of, create in any person or entity the right to accelerate, terminate, modify or cancel, or require any notice under, any material contract, lease, license, indenture, agreement, mortgage, instrument of indebtedness or other instrument to which MMI is a party or by which MMI or any property of MMI is bound or result in the creation or imposition of any lien or encumbrance on any of such property, and MMI and the

Sellers shall obtain all consents, waivers and amendments necessary to resolve any such violation or conflict identified on Schedule 4.4 on or before the Closing.

       4.5 CAPITAL STRUCTURE. Francis is the only record and beneficial owner of the capital stock of MMI as of the date hereof and Schedule 4.5 hereto accurately sets forth the number of authorized and issued and outstanding shares of capital stock of MMI. All such issued and outstanding shares of capital stock are duly authorized, validly issued and outstanding, and are fully paid and non-assessable. Except as set forth in said Schedule 4.5, no other class or series of capital stock of MMI is presently authorized. Except as set forth in Schedule 4.5, (i) there is no obligation, option or warrant which is binding upon MMI to issue, sell, redeem, purchase or exchange any of its capital stock or any right relating thereto, (ii) there is no obligation, debt, liability or security of MMI that is convertible into capital stock of MMI, (iii) there are no outstanding stock appreciation rights, phantom stock or similar rights, and (iv) there are no agreements to pay a percentage of profits, revenue or volume of loans originated, brokered or assigned.

       4.6    TITLE TO THE SHARES OR OTHER INTERESTS IN THE COMPANY

              (a) Francis is the record and beneficial owner and holder of the Shares consisting of capital stock and the Senior Managers are the beneficial owners and holders of the Senior Manager Interests and each respectively has good title to his or her respective Shares or interest, free and clear of all liens, encumbrances, pledges, security interests, options, claims, charges and restrictions of any nature whatsoever, except those that will be released at Closing; and

              (b) Francis has full voting power over his Shares, which represent all capital stock of MMI, subject to no proxy, shareholders agreement or voting trust, and have full right, power and authority to sell and deliver the Shares to Purchaser in the manner provided for in this Agreement.

       4.7 NO SUBSIDIARIES. Except as set forth on Schedule 4.7, MMI does not own any shares of or equity interest in any corporation, partnership, limited liability company, joint venture, association (excluding memberships in trade associations) or other entity and the execution and delivery of this Agreement and the consummation of the transactions contemplated thereby and hereby do not and will not violate or conflict with or create a default under, or give the counterparty to such agreement the right to terminate, the agreements governing any of the joint ventures set forth on Schedule 4.7.

       4.8 CORPORATE RECORDS AND ACTION. MMI has previously furnished to Purchaser a copy of the Articles of Incorporation and all amendments thereto of MMI, and prior to the Closing shall furnish to Purchaser a copy of the foregoing, certified as being true, correct and complete by the Secretary of State of Oregon. MMI has previously furnished to Purchaser a complete copy of the By-laws and all amendments thereto of MMI and prior to the Closing shall furnish to Purchaser certification by the Secretary of MMI as to the accuracy of such documents. MMI has previously made available to Purchaser the complete minute books of MMI. As of the Closing, all corporate actions taken by the shareholders, Board of Directors or any committee of the Board of Directors of MMI is fairly and accurately summarized in all material respects in the minute books of MMI. MMI has previously made available to Purchaser the stock ledger books of MMI. All issuances, cancellations, transfers and exchanges of capital stock of MMI as of the Closing are reflected in its stock ledger books.

       4.9 FINANCIAL STATEMENTS. The financial statements of MMI for the years ended December 31, 1996 and 1997, the quarter ending March 31, 1998, and the period ending June 30, 1998, including the balance sheets as of said dates and the statements of income, statements of stockholders' equity and statements of cash flows, reviewed by Stefani & Mathews, LLP, certified public accountants (collectively, the "Financial Statements"), copies of which have been previously delivered to Purchaser, (a) have been prepared from the books and records of MMI in accordance with generally accepted accounting principles applied on a consistent basis, and (b) fairly present the financial position of MMI as of the respective dates included therein and the results of operations, changes in equity and cash flows of MMI for the respective periods covered by the Financial Statements.

       4.10 LIABILITIES. Except as set forth in Schedule 4.10, MMI has no liabilities (whether absolute or contingent, liquidated or unliquidated and whether due or to become due), including any liability for Taxes (as defined in Section 4.12), except for (a) liabilities set forth on the balance sheet of MMI as of June 30, 1998 included in Financial Statements, (b) liabilities incurred since that date in the ordinary course of business in accordance with past practices, and (c) costs and expenses incurred in connection with the transactions contemplated by this Agreement subject to the $[*] limitation set forth in Section 12.2 hereof. Sellers acknowledge that, to the extent there are other liabilities not disclosed on Schedule 4.10 that are not known to Sellers, they shall constitute an Indemnification Claim under Section 10.3 hereof. Except as set forth in Schedule 4.10, MMI is not liable upon or with respect to or obligated in any other way to provide funds in respect of or to guaranty or indemnification or assume in any manner (including, without limitation, under or pursuant to any agreement, arrangement, commitment or understanding, whether written or oral), any debt, obligation or dividend of any other person or entity.

       4.11 EVENTS SINCE DECEMBER 31, 1997 AND MARCH 31, 1998. Since December 31, 1997 and March 31, 1998 except as disclosed on Schedule 4.11, there has not been:

              (a) Any material increase in the compensation or benefits (including bonuses) payable or to become payable by MMI to any of its respective directors, officers, employees or agents, other than increases in the ordinary course of MMI's business to persons receiving annual compensation, including increases in commission compensation to employees compensated solely on a commission basis;

              (b) Any contractual commitment by MMI to any third party, other than as provided in this Agreement or arising in the ordinary course of MMI's business, relating to (i) the property, assets or business of MMI, or (ii) the acquisition or disposition of property or assets (including, without limitation, any leasehold estate) of MMI;

              (c) Any transaction, other than at arm's length in the ordinary course of business, between MMI and any shareholder, director, officer or affiliate of MMI or any affiliate of any such officer, director or shareholder;

              (d) Any material change in the manner in which MMI operates its Business which has had or may reasonably be expected to have an adverse effect on the assets or properties, liabilities, condition (financial or other) or results of operations of MMI;

              (e) Any indebtedness for borrowed money incurred by MMI other than in the ordinary course not exceeding $10,000 in the aggregate;

              (f) Any material change in any accounting policies, procedures or practices employed with respect to MMI;

              (g) Any sale of any of the assets of MMI, other than sales of loans in the ordinary course of business;

              (h) Any acceleration, termination, cancellation or adverse modification of any material agreement, contract, lease or license to which MMI is a party or by which it is bound;

              (i) Any other material transaction of MMI other than in the ordinary course of business consistent with past practices;

              (j) Any casualty damage, destruction, loss or forfeiture (whether or not covered by insurance) or adverse change, actual or threatened, to or affecting (i) any material property or asset of MMI, or (ii) the material business or condition (financial or other) of MMI, or (iii) the results of operations or prospects of MMI;

              (k) Any direct or indirect redemption, purchase or other acquisition by MMI of any capital stock of MMI, or any declaration, setting aside or payment of any dividend, distribution or payment (other than any wages, salary or other compensation in the ordinary course consistent with past practices) with respect to any capital stock of MMI or any payment to or on behalf of any of the Sellers;

              (l) Any waiver or surrender by MMI of any valuable right or property other than for fair consideration; or

              (m) Any capital expenditures paid or incurred by MMI other than capital expenditures incurred in the ordinary course of business which do not exceed $30,000 for any single item or group of related items.

Since March 31, 1998, except as disclosed on Schedule 4.11, there has not been:

              (n) Any redemption or purchase of any Shares or any option to purchase MMI Common Shares or any dividend, payment or other distribution;

              (o) Any issuance of any Shares (other than the sale or distribution to Sellers, which Shares are to be purchased pursuant to the terms hereof) or of any options, warrants or other rights to purchase such shares; or

              (p) Any material adverse change in the Business or finances of MMI.

       4.12   TAXES.

              (a) MMI is an S Corporation under Section 1360, ET SEQ., of the Code.

              (b) Except as disclosed in Schedule 4.12, MMI has filed all returns and/or reports relating to Taxes (as hereinafter defined) which MMI was required to file prior to the date of this representation (collectively the "Tax Returns"). All Taxes due and owing by MMI have been paid. As used herein, "Taxes" mean any federal, state, local or foreign income, gross receipts, franchise, payroll, employment, excise, unemployment, personal property, sales, use, value added, alternative, estimated or other tax or tax obligation of any kind whatsoever, including any interest, penalty or addition thereto.

              (c) Proper and accurate amounts have been withheld by MMI with respect to all compensation paid to employees of MMI for all periods ending on or before the Closing Date. MMI has required each employee who exercised an option to purchase MMI common shares to pay to MMI cash in an amount sufficient to satisfy in full MMI's obligation to withhold Federal, state or local income or other taxes incurred by reason of such exercise. All deposits required with respect to compensation paid to employees of MMI have been made in compliance with applicable laws.

              (d) MMI has not made any payment, and is not obligated to make any payment, and is not a party to any agreement that could obligate it to make any payment that will not be deductible (in whole or in part) for Federal income tax purposes by reason of Section 280G of the Code or under Proposed Treasury Regulation Section 1.280G-1.
       No provision of this Agreement, or any agreement executed and delivered pursuant hereto or thereto obligates MMI to make any payment in the nature of compensation that will not be deductible (in whole or in part) for federal income tax purposes by reason of Section 280G of the Code or under Proposed Treasury Regulation Section 1.280G-1.

              (e) MMI has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

              (f) Except as set forth on Schedule 4.12, none of MMI's tax returns has been audited or is currently the subject of an audit by a governmental agency. Except as set forth on Schedule 4.12, MMI has not received any notice of a deficiency or proposed deficiency in any of the taxes paid by or on behalf of MMI and MMI has not entered into any settlements or tax agreements, and has not been the subject of audits or proceedings by any federal or state taxing authority.

       4.13 TITLE TO ASSETS. MMI owns all its assets free and clear of any mortgage, pledge, lien, encumbrance or other security interest, other than liens for real estate taxes not yet due or payable, liens for capitalized leases entered into in the ordinary course of business and the liens described in Schedule 4.13. Other than the real estate set forth in Schedule 4.13, MMI does not currently own any real property and has not owned any real estate during the last three years.

       4.14 CONDITION OF ASSETS. The personal property owned and leased by MMI is in good operating condition and repair, ordinary wear and tear excepted. Any real estate owned or leased by MMI is in good condition and MMI is not obligated to perform any material repairs or maintenance to such real estate.

       4.15 ACCOUNTS RECEIVABLE; NOTES RECEIVABLE. The accounts receivable (other than that certain receivable from Francis in the amount of $108,000) and notes receivable set forth in the Financial Statements and the accounts receivable of MMI arising after that date represent valid claims payable to MMI for the provision of services or other charges arising in the ordinary course of business of MMI on or before the date thereof and are enforceable in accordance with their terms. Each of the account receivables (other than that certain receivable from Francis in the amount of $108,000) or note receivables on such Financial Statements, constitute valid claims arising from bona fide transactions in the ordinary course of MMI's business and are not subject to any claim for set-off, reduction or rebate.

       4.16   INTELLECTUAL PROPERTY AND SOFTWARE.

              (a) Schedule 4.16 correctly identifies (where applicable, by owner, place of registration, registration or application number and registration or application dates) all issued domestic and foreign patents, patent applications pending, patent applications in process, trademarks, trademark registrations, trademark registration applications, service marks, service mark registrations, service mark registration applications, copyright registrations, copyright registration applications, license agreements, rights acquired through litigation, logos, trade names, slogans owned by MMI and all books and training manuals published or printed by or on behalf of MMI and which are presently used in the business of MMI, and are material to the operation of MMI (the foregoing, along with know-how and trade secrets owned by MMI which are material to the operation of MMI are hereinafter collectively referred to as the "Intellectual Property").
       Schedule 4.16 correctly identifies all issued patents, patent applications pending, patent applications in process, trademarks, trademark registrations, trademark registration applications, service marks, service mark registrations, service mark registration applications, copyright registration applications, licenses, rights acquired through litigation, logos, trade names, slogans, know-how and trade secrets other than Software (as defined in Section 4.16(g) below) that are currently expressly licensed to or by MMI and are material to the operation of MMI ("Licensed Intellectual Property"). Except for any implied licenses, neither Sellers nor MMI has granted any license to any person with respect to any Intellectual Property or Licensed Intellectual Property, except those set forth in Schedule
       4.16. Except as set forth in Schedule 4.16, the agreements and/or arrangements for the Licensed Intellectual Property are in full force and effect, and are free and clear of all adverse claims, options, liens, charges, security interests, covenants, conditions, agreements, restrictions, encumbrances and defenses and no material default by MMI exists thereunder.

              (b) Intellectual Property consisting of issued trademarks ("Trademarks") are valid and subsisting and there are no challenges pending or, to the knowledge of Sellers, threatened, to the validity of any Trademarks.

              (c) Except as disclosed on Schedule 4.16, MMI is not a party to any license or agreement relating to any unpatented inventions, discoveries, specifications, data, processes, formulae, trade secrets, proprietary technical information or know-how used by MMI with respect to its business (hereinafter collectively "Know-How"). Except as disclosed on Schedule 4.16, MMI owns and is legally entitled to exploit the Know-How as used in the business as currently conducted without restrictions and free of any adverse claim or claim of infringement.

              (d) There are no interference, opposition or cancellation proceedings or infringement suits pending or, to the knowledge of Sellers, threatened, with respect to any Intellectual Property or Licensed Intellectual Property, except to the extent disclosed in
       Schedule 4.16 hereto. To Sellers' knowledge, no other person is infringing any Intellectual Property, Licensed Intellectual Property, or Know-How currently owned by or licensed to MMI, except as disclosed in Schedule 4.16 hereto, and MMI is not infringing, nor within the last five (5) years has MMI infringed or been charged with infringing, any patent or trademark right of any person, or the rights of any person with respect to Know-How, except to the extent disclosed in
       Schedule 4.16 hereto.

              (e) The Intellectual Property, Licensed Intellectual Property and Know-How comprise all of the intellectual property rights owned or expressly licensed to MMI and pertaining to the conduct of its business as now operated, or as presently planned to be operated, and there are no limitations or restrictions and no conflict or asserted conflict with intellectual property rights of others.

              (f) Except as set forth on Schedule 4.16 hereto, all of the computer software used by or for MMI in the conduct of its business (the "Software") is either (i) owned by MMI free and clear of any and all liens, claims, equities, security interests and encumbrances whatsoever, or (ii) used by MMI pursuant to a fully-paid license granted to MMI by the third party pursuant to the terms of such license. Except as set forth on Schedule 4.16, no such computer software license shall terminate or become terminable as a result of the transaction contemplated herein. There are no infringement suits pending or, to the knowledge of Sellers or MMI, threatened, against MMI with respect to any of the Software, and, to the knowledge of Sellers, no fact or condition exists which could give rise to any such infringement suit.

       4.17 MATERIAL CONTRACTS. Schedule 4.17 lists the following material contracts, leases and agreements in effect to which MMI is a party or is bound:

              (a)    any agreement for the lease, as lessee, of vehicles;

              (b) any agreement (or group of related agreements) for the lease of personal property to or from any person or entity providing for rent in excess of $20,000 during any twelve month period;

              (c)    any agreement for the lease of real property;

              (d) any agreement (or group of related agreements) or indemnity under which MMI has created, incurred, assumed, guaranteed any debt or obligation including without limitation any indebtedness for borrowed money, warehouse lines of credit, or any capitalized lease or purchase money obligation;

              (e) any agreement under which MMI has granted a lien, pledge, security interest or other encumbrance upon any of its assets;

              (f) licenses of any of the Software, other than licenses to customers granted in the ordinary course of business pursuant to agreements which restrict the use and right to copy such Software in a manner which protects the proprietary rights of MMI in the Software and do not restrict MMI's right to use and exploit such Software;

              (g) any agreement under which MMI has an obligation to indemnify a director, officer or employee or an obligation to indemnify any person or entity including, without limitation, with respect to any representation, warranty or covenant made by MMI;

              (h) any agreement for the employment of any individual on a full-time, part-time, consulting or other basis other than oral retainers of professionals terminable at will except for employment agreements of employees with a salary of less than $40,000 who have signed MMI's standard form employment agreement;

              (i) any agreement concerning confidentiality or noncompetition given by MMI other than those employment agreements set forth on Schedule 4.17(i) and those agreements with employees on MMI's standard form employment agreement;

              (j) any other plan, contract or arrangement, whether formal or informal, which involve direct or indirect compensation (including bonus, stock option, severance, golden parachute, deferred compensation, special retirement, consulting and similar agreements) for the benefit of one or more of the current or former directors, officers or employees of MMI (other than employee policies described in Schedule 4.28);

              (k) any guaranty or suretyship, performance bond or contribution agreement;

              (l) any distribution, marketing, sales representative or dealership agreement;

              (m)    any Branch Manager Agreement; and

              (n)    any other contract or commitment.

With respect to each such agreement, except as otherwise disclosed in
Schedule 4.17: (i) such agreement is in full force and effect and constitutes the legal, valid and binding obligation of MMI and, to the knowledge of Sellers, the other parties thereto, enforceable in accordance with its terms, (ii) such agreement will not be terminated as a result of the Closing, (iii) MMI is not in default in any material respect under such agreement and no event has occurred which, with the passage of time, would constitute such a default, and (iv) to the knowledge of Sellers, no other party is in default in any material respect under such agreement. Notwithstanding the foregoing, in the event MMI is in default with respect to any contract not disclosed as material as provided hereinabove, any loss or damage arising from any such contract not disclosed herein because such contract was deemed immaterial by Sellers, shall be covered by the Indemnification contained in Section 10.3 hereof. In the case of the Branch Managers Agreement, Schedule 4.17 accurately sets forth the salaries of all branch managers and summarizes the other material terms thereof. Except as disclosed in Schedule 4.17 or as provided in this Agreement in the agreements executed in connection herewith, no bonus or severance will become due and payable under any existing agreement between MMI and any of its employees as a result of the Closing and the change of control effected thereby.

       4.18   LITIGATION; REGULATORY EXAMINATION.  Except as set forth on
Schedule 4.18 or as disclosed in writing to Purchaser, neither MMI nor Sellers (a) are or have been subject to any outstanding injunction, judgment, order, decree, ruling, criminal charges, memorandum of understanding, cease and desist order or administrative sanction; (b) are or have been a party or, to the knowledge of MMI or Sellers, threatened to be made a party to any action, suit, proceeding, hearing, audit or investigation, of or before any court, quasi-judicial agency, grand jury, administrative agency or arbitrator; or (c) have engaged in any activity that would reasonably be expected to lead to litigation or criminal proceedings. Neither MMI nor any Seller has been audited or investigated by any instrumentality, commission, division, subdivision, department, agency or procuring office or other entity of the federal or state government other than routine examinations by federal and state regulators, and such routine examinations have not revealed any material non-compliance with law, regulation or applicable standards.

       4.19 INSURANCE. MMI maintains and has maintained such insurance as is required by law or agreements to which they are a party and such other insurance, in amounts and insuring against hazards and other liabilities, as is customarily maintained by companies similarly situated. Except as set forth on Schedule 4.19, MMI does not maintain any insurance on the lives of any of its shareholders, other than group insurance on those shareholders who are also employees. Schedule 4.19 also describes all health insurance, life insurance, disability, or other health policies and any "stop-loss" policy entered into for or on behalf of MMI employees and the periodic premiums due thereon.

       4.20 SCHEDULE OF LOANS. Schedule 4.20, prepared as of the date of this Agreement, contains a detailed description of the loan portfolio currently held by MMI and all loans currently outstanding on MMI's warehouse line, includes a detailed schedule of all delinquencies and payment histories, the discount or actual prices at which loans were sold to government agencies or other third parties, accurately describes all loans subject to repurchase obligations of MMI, and a list of all uninsured FHA and VA loans. Except as set forth in Schedule 4.20, all mortgage insurance premiums and all VA funding fees are current with respect to each loan for which such insurance is required. Schedule 4.20 also sets forth a list of all loan locks taken by MMI and all losses caused by such loan locks within one hundred eighty (180) days of the date of this Agreement which are still outstanding (provided that despite such listing on Schedule 4.20, any such losses suffered by MMI that are not mitigated shall constitute an Indemnification Claim as defined in Section 10.3(b)(ii)).
Schedule 4.20 also lists all branches, including all branches of MMI for the eighteen (18) month period immediately preceding the Closing (including any branches sold or closed) and setting forth the volume of loans made at each such branch.

       4.21 COMPLIANCE WITH LAW INCLUDING CONSUMER LAW. Except as described on Schedule 4.21, MMI has complied with all applicable material laws, rules, regulations, ordinances and codes, whether federal, state, local or foreign and, including, without limitation, all laws and regulations relating to occupational health and safety, equal employment opportunities, fair employment practices, and sex, race, religious, age and other prohibited discrimination, all other labor laws, including without limitation the Family and Medical Leave Act, and all licensure, disclosure, usury and other consumer credit laws and regulations governing residential mortgage lending and brokering, including, but not limited to, all applicable rules, regulations, standards and guidelines promulgated by the United States Department of Housing and Urban Development ("HUD"), the Federal Home Loan Mortgage Corporation ("FHLMC"), the Government National Mortgage Association ("GNMA"), the Federal National Mortgage Association ("FNMA"), the Veterans Administration ("VA") and the Board of Governors of the Federal Reserve System, the state agencies and all applicable provisions of the Real Estate Settlement Procedures Act of 1974, the Flood Insurance Protection Act, the Consumer Credit Protection Act, the Truth in Lending Act, the Equal Credit Opportunity Act and the Fair Credit Reporting Act, all as amended from time to time, and all regulations promulgated thereunder (the foregoing statutes and laws called "Consumer Credit Law") and except as set forth on Schedule 4.21, no notice or correspondence (whether regarding litigation, regulatory action or otherwise) has been received by MMI from or on behalf of consumers or from any regulatory agency in which such consumer or regulatory agency has alleged noncompliance with any Consumer Credit Law or other applicable law. MMI has complied with all applicable appraisal and accounting standards.

       4.22 FORMS; POLICIES AND PROCEDURES. MMI has provided Purchaser with all its standard consumer forms, including all form disclosures and notices, brokers agreements, notes, mortgages, instruments and agreements used in the Business (the "Consumer Forms"). MMI has provided Purchaser with a copy of MMI's internal practices and procedures and MMI and its employees have complied and are in compliance with such practices and procedures in all material respects. All such practices and procedures and all Consumer Forms comply in all material respects with

(i) all applicable Consumer Credit Law and (ii) any standards imposed by HUD, FHLMC, GNMA, FNMA and the VA, to the extent applicable, and (iii) any other applicable law or regulation.

       4.23 LICENSES AND PERMITS. MMI has obtained all licenses, permits, qualifications, franchises and other governmental authorizations and approvals, including, without limitation, all state mortgage brokers and mortgage bankers licenses and, as applicable, approvals by HUD, FHLMC, GNMA, FNMA and the VA, required in order for it to conduct the Business as presently conducted, all of which are listed on Schedule 4.23 hereto. All of such licenses, permits, qualifications, franchises and other authorizations are in full force and effect and will remain in full force and effect immediately after the Closing and shall not be violated by or affected, impaired or require any further action to remain effective as a result of the Closing, except as set forth on Schedule 4.23. No material violation exists in respect of any such license, permit, qualification, franchise, authorization or approval. No proceeding is pending, or to the knowledge of MMI, threatened to revoke or limit any such license, permit, qualification, franchise, authorization or approval.

       4.24 ENVIRONMENTAL WARRANTIES. No real property owned or leased by MMI ("Real Property") contains any Hazardous Substance (as hereinafter defined) or any underground or above-ground storage tank containing or which has contained any Hazardous Substance. Neither MMI nor any of its Affiliates or tenants (a) has conducted or authorized the generation, transportation, storage, treatment, or disposal of any Hazardous Substance at any parcel of real estate, except in compliance with Environmental Law (as defined below in this Section 4.24); (b) has handled, treated, stored, transported, released or disposed of any Hazardous Substance at any off-site facility except in compliance with Environmental Law; (c) has allowed the migration of any Hazardous Substance from any parcel of the Real Property onto any neighboring property; (d) is aware of the migration of any Hazardous Substance from any neighboring property onto the Real Property; (e) is aware of any pending or threatened litigation or proceedings before any court or any administrative agency in which any person or entity has alleged the presence, release, threat of release, or placement of any Hazardous Substance on or in any parcel of the Real Property, or the generation, transportation, storage, treatment, or disposal of any Hazardous Substance at any parcel of the Real Property; (f) possesses actual knowledge that any governmental or quasi-governmental authority or agency (federal, state or local) has determined, or threatens to determine, that there is a presence, release, threat of release, or placement of any Hazardous Substance on or in any parcel of the Real Property, or the generation, transportation, storage, treatment or disposal of any Hazardous Substance at any parcel of the Real Property; or (g) has received any communications or entered into any agreement with any governmental or quasi-governmental authority or agency (federal, state or local) or any other person or entity including, but not limited to, any prior owners of any parcel of the Real Property, relating in any way to the presence, release, threat of release, damages from a release, placement of any Hazardous Substance on or in any parcel of the Real Property, or the generation, transportation, storage, treatment, or disposal of any Hazardous Substance at the Real Property. For purposes of this Agreement, "Hazardous Substance" shall mean any asbestos, polychlorinated biphenyls (PCBs), petroleum and petroleum by-products, and any other substance, waste, pollutant, contaminant, or other material which is listed, defined, identified or regulated as such by any Environmental Law.
 For purposes of this Agreement "Environmental Law" shall mean any applicable federal, state or local law, rule, regulation, order, governmental policy, guideline or procedure or rule or theory of common law (including theories based on nuisance or strict liability), and any judicial interpretation of any of the foregoing, which pertains to any Hazardous Substance, human health or the environment, and shall include without limitation, the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 ET SEQ., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 ET SEQ., and the Occupational Health and Safety Act, 29 U.S.C. 651, ET SEQ.

       4.25 PAYROLL LIST. Schedule 4.25 sets forth a complete list of all employees of MMI, including their date of birth, date of first hire, rates of compensation, unpaid accrued vacation and any other material terms of their employment as of the date set forth in Schedule 4.25, the bonuses paid to them with respect to the year ended December 31, 1997 and all other benefits payable to or on behalf of employees by MMI, including without limitation any benefits with respect to car or phone rental, entertainment, travel or per diem allowances, club memberships, and similar such benefits, whether related to business entertainment or otherwise, and separately lists all current employees who have in either 1997 or 1998 had an increase in their total annual salary (including any bonuses) from the previous calendar year and the amount of each such increase.

       4.26 LABOR RELATIONS. MMI is not a party to or bound by any collective bargaining agreement. There are no current union organizational activity with respect to the employees of MMI and there has not been any such activity in the past twelve months. All employee policies, including all policies with respect to salary, promotion and other terms of employment, including, without limitation, all policies set forth in the employee handbook, have been and are applied on the basis of merit and without regard to race, color, religion, sex, national origin, handicap, unfavorable discharge from the military and without regard to family relationship with Sellers, Key Employees or other Affiliates of MMI. No allegation, charge or complaint of age, disability, sex, race or other unlawful discrimination or similar charge whether under federal, state or local law, or of any violation of the Americans with Disabilities Act, has been made or, to the knowledge of MMI, threatened against MMI.

       4.27 EMPLOYEE BENEFIT PLANS. Except as set forth on Schedule 4.27, MMI does not sponsor, maintain or contribute to any "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), employee fringe benefit plan or program or program, nonqualified deferred compensation plan or program, incentive compensation plan or program, stock option plan or program, restrictive stock plan or program, stock appreciation rights plan or program, phantom stock plan or program, or any other plan, program, agreement, trust, fund or arrangement for the benefit of any employee (collectively all of such plans or programs are referred to as "Employee Plans"). Complete and accurate copies of each document under which an Employee Plan is sponsored or maintained, related amendments, employee summaries (including, but not limited to, summary plan descriptions), trust agreements, Internal Revenue Service ("IRS") determination letters, if applicable, and the three most current Form 5500 series filings (and related schedules and reports), if applicable, have been provided to Purchaser. Except as set forth on Schedule 4.27, each Employee Plan: (a) which is intended or treated as a qualified retirement plan under Section 401(a) of the Code is, in fact, qualified thereunder, has received a favorable determination letter from the IRS and no event has occurred which could result in the revocation of such plan's qualified status; (b) which is otherwise intended or treated as providing tax-advantaged benefits under the Code, is in compliance with the applicable requirements under the Code; (c) is not subject to, or governed by, Title IV of ERISA; (d) has been operated and administered in compliance with all applicable requirements under Federal and state law; and (e) is not the subject of, or a party to, any pending or threatened litigation, investigation or audit. Except as set forth on
Schedule 4.27, no Employee Plan provides for any medical or health care coverage following termination of employment, except to the extent specifically required under Sections 601 through 608 of ERISA and Section 4980B of the Code (collectively such requirements are referred to as "COBRA Continuation Coverage). Except as set forth on Schedule 4.27, no person is currently receiving COBRA Continuation Coverage with respect to any Employee Plan.

       4.28 EMPLOYEE POLICIES. A current and accurate copy of the employee handbook of MMI currently in effect has been made available to Purchaser. Except as set forth in Schedule 4.28, such handbook covers all employees of MMI and fairly and accurately summarizes all material employee policies, vacation policies and payroll practices of MMI. Schedule 4.28 sets forth a list of all noncompete and nonsolicitation agreements that MMI's employees have signed with MMI. To MMI's knowledge, none of its employees is party to an agreement with a prior employer with respect to confidentiality or a covenant not to compete or non-solicitation which is still in force and effect.

       4.29 REFERRAL SOURCES; INVESTORS. Except as set forth on Schedule 4.29, MMI has not been advised that any of its loan officers, referral sources or investors may cease doing business with MMI, which cessation in the aggregate or otherwise could have a material adverse effect on the Business, financial condition or prospects of MMI.

       4.30 BANK ACCOUNTS. Schedule 4.30 sets forth a complete list of each financial institution in which MMI has an account or safe deposit box, together with a list of all assets held in such box as of the date set forth in Schedule 4.30, the number of each such account or box and the names of all persons authorized to draw thereon, to give instructions with respect thereto or to have access thereto.

       4.31 POWERS OF ATTORNEY. Except as set forth in Schedule 4.31, there are no outstanding powers of attorney executed on behalf of MMI.

       4.32 PERSONAL GUARANTEES. Schedule 4.32 describes all guaranties of Sellers of any obligations (including, without limitation, any lease obligations) of MMI (the "Personal Guaranties").

       4.33 BROKERAGE FEE. Neither Sellers nor MMI have engaged any investment banker, finder, broker or similar agent with respect to the transactions contemplated by this Agreement which may give rise to any brokerage fee, finder's fee, commission or similar liability on the part of Sellers, MMI or Purchaser.

       4.34 FULL DISCLOSURE. The representations and warranties of Sellers contained in this Agreement, all schedules prepared for this Article by or on behalf of Sellers and elsewhere described herein (the "Disclosure Schedules") and the documents executed and delivered to Purchaser pursuant hereto, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

       4.35 BUSINESS RECORDS. No material records of accounts, personnel records or other business records related to the Business have been destroyed within the last five (5) years, other than in the ordinary course of business consistent with past practices, and, there exist no such records other than those records delivered by Seller and MMI to Purchaser at or prior to the Closing.

                                     ARTICLE 5

                    REPRESENTATIONS AND WARRANTIES OF PURCHASER

       Purchaser represents and warrants to Sellers, on the date hereof and on the Closing Date, as follows:

       5.1 ORGANIZATION AND STANDING Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, and has full corporate power and authority to enter into and perform this Agreement and consummate the transactions contemplated hereby.

       5.2 NO RESTRICTIONS; AUTHORIZATION; BINDING EFFECT; APPROVAL OF CHANGE OF CONTROL. Purchaser is not subject to any material restriction, agreement, law, rule, regulation, ordinance, code, writ, injunction, award, judgment or decree which would prohibit or be violated by the execution and delivery hereof or the consummation of the transactions contemplated hereby. Purchaser has all necessary power and authority and has taken, or will have taken prior to the Closing, as applicable, all corporate action necessary to execute and deliver this Agreement and the instruments, documents and agreements to be executed and delivered pursuant hereto, to consummate the transactions contemplated by this Agreement and to perform its obligations under this Agreement and the instruments, documents and agreements to be executed and delivered pursuant hereto. This Agreement and each of the instruments, documents and agreements to be executed and delivered pursuant hereto has been duly executed and delivered by Purchaser, and each constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditor's rights generally and subject to the availability of equitable remedies.

       5.3 NONCONTRAVENTION. Neither the execution and delivery of this Agreement by Purchaser nor the consummation of the transactions contemplated hereby and thereby will (a) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, memorandum of understanding, regulatory order or understanding to which Purchaser is subject, (b) conflict with or result in a breach of the provisions of the Articles of Incorporation or By-laws of Purchaser, as amended to date, or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any person or entity the right to accelerate, terminate, modify or cancel or require any notice under any contract, lease, license, indenture, agreement, mortgage, instrument of indebtedness or other instrument to which Purchaser is a party or by which Purchaser or any property of Purchaser is bound.

       5.4    LITIGATION; REGULATORY EXAMINATION.  Except as set forth on
Schedule 5.16, Purchaser is not subject to any outstanding injunction, judgment, order, decree, ruling, memorandum of understanding, cease and
desist order or administrative sanction.   During the past five years,
Purchaser has not been audited by any instrumentality, commission, division, subdivision, department, agency or procuring office or other entity of the federal or state government other than routine examinations by federal and state regulators, and such routine examinations have not revealed any material non-compliance with law, regulation or applicable standards.

       5.5 FINANCIAL STATEMENT. The consolidated financial statements of Purchaser and its subsidiaries for the years ended December 31, 1996 and 1997, including both the consolidated and the consolidating balance sheets as of said dates and the statements of income, and statements of cash flows, audited by McGladrey & Pullen, LLP, Certified Public Accountants, and the income statement and balance sheet for the period ending April 30, 1998 (collectively, the "Purchaser's Financial Statements"), copies of which have been previously delivered to MMI, (a) have been prepared from the books and records of Purchaser in accordance with generally accepted accounting principles applied on a consistent basis, and (b) fairly present the financial position of Purchaser as of the respective dates included therein and results of operations, changes in equity, and cash flows of Purchaser for the respective periods covered by the

Purchaser's financial statements. There have been no material adverse changes in the financial condition of Purchaser and its subsidiaries since April 30, 1998.

       5.6 FULL DISCLOSURE. The representations and warranties of Purchaser contained in this Agreement, the Schedules and the documents executed and delivered to Shareholders pursuant hereto, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

                                     ARTICLE 6

                                COVENANTS OF SELLERS

       Sellers, individually and on behalf of MMI, hereby covenant to Purchaser the following, from the date hereof through the Closing:

       6.1 CONDUCT OF BUSINESSES; NOTIFICATION OF BREACHES IN REPRESENTATIONS OR WARRANTIES. Until the Closing, except as required or specifically contemplated by this Agreement, the Sellers and MMI covenant that MMI will conduct the Business in the ordinary and usual course of business, consistent with past practices, and shall use its best efforts to preserve the goodwill of its employees, representatives and suppliers. MMI will promptly notify Purchaser in writing if MMI is advised that any of the loan officers, referral sources or investors of MMI intends to cease doing business with MMI because of the Closing or the announcement thereof or otherwise which cessation either alone or when aggregated with other such cessations could have a material adverse effect on the Business, financial condition or prospects of MMI.

       6.2 NOTIFICATION OF BREACH OF REPRESENTATION, WARRANTY OR COVENANT. The Sellers will notify Purchaser immediately if any of the representations, warranties or covenants in Section 4 hereof become untrue, and shall make immediate efforts to correct or cure such breach.

       6.3 FOREBEARANCES BY MMI. Except as contemplated by this Agreement or consented to by Purchaser in writing, during the period from the date hereof through the Closing, the Sellers covenant that MMI shall not:

              (a) authorize or effect any change in its Articles of Incorporation or by-laws;

              (b) grant any option, warrant or other right to purchase or obtain any of its capital stock, or issue, sell or otherwise dispose of any of its capital stock (except upon the conversion or exercise of options presently outstanding and in accordance with the respective terms thereof or as disclosed in Schedule 4.17);

              (c) declare, set aside or pay any dividend or distribution with respect to its capital stock, or redeem, repurchase or otherwise acquire any of its capital stock;

              (d) create, incur, assume or guaranty any indebtedness for borrowed money other than indebtedness incurred in the ordinary course of business including, without limitation, under any warehouse line of credit;

              (e) grant any lien, pledge, security interest or other encumbrance upon any of its assets other than capitalized leases permitted under Section 4.11(m);

              (f) make any capital expenditure except capital expenditures incurred in the ordinary course of business which do not exceed $20,000 for any single item or group of related items;

              (g) make any loan to or investment in, or acquire any securities or assets of any other person or entity, except for mortgage loans made in the ordinary course of business made under the same standards and guidelines as such loans were made prior to December 31, 1997 and loans disclosed in Schedule 4.11(e);

              (h) increase the rate of compensation or materially increase the benefits payable or to become payable to any of its directors, officers or employees (other than raises made in the ordinary course of business to employees who are not directors or officers provided that such raise to any such employee shall not exceed 10% of the base compensation of such employee in effect at December 31, 1997) or make any material change in any of the terms of employment of any of its directors, officers or employees;

              (i) change any material accounting policies, procedures or practices employed by it;

              (j) sell any of its assets, other than sales of loans in the ordinary course of business made, where applicable, pursuant to appropriate guidelines of the appropriate governing federal agency, or issue, sell, encumber or give any option or right to purchase any shares of MMI's capital stock or other securities;

              (k)    amend any Tax Return;

              (l) enter into any material contract, agreement or lease other than in the ordinary course which would be required to be disclosed hereunder without Purchaser's consent which consent shall not be unreasonably withheld, or make any change in any existing contracts, agreements or leases other than in the ordinary course of business without Purchaser's consent which consent shall not be unreasonably withheld;

              (m) pay or discharge any long-term liability other than in accordance with its terms;

              (n) take or omit to take any action, the effect of which act or omission would render inaccurate any of the representations and warranties set forth in Article 4 herein as of the Closing Date;

              (o) implement or agree to any implementation of or amendment or supplement to any employee profit sharing, pension, bonus, commission, incentive, retirement, medical reimbursement, life insurance, deferred compensation or any other employee benefit plan or arrangement; or

              (p)    agree or commit to do any of the foregoing.

       6.4 GOOD FAITH NEGOTIATIONS; DUE DILIGENCE. Sellers agree to negotiate and proceed in good faith to promptly consummate the transactions hereunder. Prior to the Closing Date, each of the Sellers shall afford or shall cause MMI to afford to Purchaser and Purchaser's Representatives (as defined in Section 8.1 hereof) such access during normal business hours and at such other times as may be required under the circumstances to inspect, investigate, and audit the contracts, operations and business of MMI and its books records, offices, and other facilities and Purchaser and MMI shall undertake, and shall cause each of their respective shareholders, officers, directors, employees, investment bankers, attorneys, accountants, and other agents or affiliates to undertake, their best efforts to promptly and completely provide all information reasonably requested by Purchaser and its Representatives. No investigation or absence of investigation by Purchaser of MMI prior to the date hereof or pursuant to this Section shall be deemed to modify any of the representations or warranties contained herein.

       6.5 OTHER ACQUISITION PROPOSALS. Neither Sellers nor MMI nor any of MMI's officers, directors, employees, representatives or agents, shall (a) directly or indirectly take (nor shall MMI permit any of its respective officers, directors, employees, investment bankers, attorneys, accountants or other agents or affiliates to take) any action to encourage, solicit, initiate or otherwise facilitate the submission by a third party of, or negotiate or enter into any agreement with a third party with respect to, a proposal to acquire, directly or indirectly, any of the capital stock of MMI, whether by stock purchase, merger, sale of shares of capital stock by license agreement or otherwise or sale of any material portion of its assets (except sales of loans in the ordinary course of business) (any such submission, negotiations or agreement called an "Acquisition Proposal"), and Sellers or MMI, as applicable, shall immediately terminate any current negotiations and contacts, or (b) disclose directly or indirectly to any person preparing to make an Acquisition Proposal any confidential information regarding MMI, or
(c) enter into any understanding, agreement or commitment with any third party providing for a business combination, equity investment, or sale or license of any significant assets of MMI. Upon receipt of any such Acquisition Proposal by any third party, Sellers shall promptly advise Purchaser of the proposal and provide it copies of all materials pertaining thereto. If the parties have not consummated the Closing prior to August 15, 1998 for any reason other than due to the failure to obtain Required Regulatory Approvals then, subject to the obligation to negotiate in good faith set forth in
Section 6.4 above, the provisions of this Section 6.5 shall be void with respect to any Acquisition Proposal first received after such date.

       6.6    Intentionally Deleted.

       6.7 CONSENTS. Prior to the Closing, Sellers and MMI shall use reasonable efforts to obtain the consents, waivers and other approvals, which may be required from any lender, lessor or non-government customer in order to effectuate the Closing.

       6.8 GOVERNMENT APPROVAL. Promptly following the execution of this Agreement, MMI with the reasonable cooperation of Purchaser and Sellers shall notify, or obtain approvals from, to the extent required or appropriate under applicable law, all governing federal and state agencies regarding the transactions contemplated by this Agreement to the extent such notice or approval is required to continue the current business and operations of MMI after the Closing (those approvals required to be obtained prior to the Closing called the "Required Regulatory Approvals"). MMI shall immediately notify Purchaser if MMI receives any inquiry from such agencies regarding the Closing or any indication that MMI's licensed status with such agency will be impaired by such merger. The reasonable costs of obtaining such consents, including but not limited to those of outside counsel, shall be costs payable by MMI pursuant to Section 12.2. To the extent such costs when aggregated with other costs described in Section 12.2 exceed the $[*] maximum set forth in Section 12.2, such costs shall be borne by Sellers.

       6.9 ADDITIONAL FINANCIAL STATEMENTS. MMI shall furnish to Purchaser unaudited financial statements for MMI for each month which closes more than 25 days prior to the Closing within 25 days after the end of such month. Such financial statements shall be certified by the Chief Financial Officer or Treasurer of MMI, in his or her capacity as such, as having been prepared in accordance with generally accepted accounting principles on a basis consistent with the Financial Statements and as fairly presenting the financial position of MMI as of their respective dates and the results of its operations for the periods then ended (subject in the case of the monthly financial statements to normal year end adjustments which, in the aggregate, are not material).

       6.10 SUPPLEMENTS TO SCHEDULES. From time to time after the date hereof and prior to the Closing Date, MMI will promptly supplement or amend the Disclosure Schedules with respect to any matter which MMI deems necessary or advisable to include therein. However, no such supplement or amendment of the Disclosure Schedules shall be deemed to cure any breach of any representation or warranty made in this Agreement even if Purchaser proceeds with the Closing. Notwithstanding any supplement or amendment to the Schedules, Purchaser shall be entitled to its rights and remedies under Section 10.3 or Section 11.1.

       6.11 CONSENTS OF THIRD PARTIES. On or prior to the Closing Date, Sellers, at their expense, shall obtain or cause to be obtained all consents and other approvals of all lessors, lenders, governmental authorities and other third parties including, without limitation, any spousal consents which are required to be obtained by Sellers or MMI as a result of the transactions contemplated by this Agreement, which consents and approvals shall continue each applicable lease, loan or other arrangement related to MMI on substantially identical terms as exist on the date hereof. The reasonable costs of obtaining such consents, including but not limited to those of outside counsel, shall be costs payable by MMI pursuant to Section 12.2. To the extent such costs when aggregated with other costs described in Section
12.2 exceed the $[*] maximum set forth in Section 12.2, such costs shall be borne by Sellers.

       6.12 TRANSFER OF SHARES. At the Closing, Sellers shall cause the certificate or certificates for the Shares to be delivered to Purchaser, duly endorsed for transfer or with executed stock powers attached.

       6.13 GUARANTEES AND COLLATERAL PLEDGES. Except for those guaranties set forth on Schedule 6.13, Sellers acknowledges that MMI has not guaranteed the indebtedness of any affiliates of Sellers other than MMI itself (collectively the "Affiliate Guarantees") at any banks or lending institutions or otherwise which have not been terminated, cancelled and of no further force or effect, and any security interest or lien right or security interest which such bank or lending institution had or may have had with respect to the Affiliate Guarantees have been released. At the Closing on the Closing Date, Sellers shall deliver to Purchaser written evidence of the termination of any Affiliate Guarantees and any liens or security interests securing such Affiliate Guarantees. Except for the Personal Guaranties (as defined in Section 4.32), Sellers have not guarantied the indebtedness or any obligations of MMI.

                                     ARTICLE 7

                               COVENANTS OF PURCHASER

       Purchaser hereby covenants to Sellers that from the date hereof through the Closing as follows:

       7.1 NOTIFICATION OF BREACH OF WARRANTY OR COVENANT. Purchaser will notify Sellers immediately if any of the warranties or covenants in Section 5 hereof become untrue in any material respect and shall make immediate efforts to correct or cure such breach.

       7.2 GOOD FAITH NEGOTIATIONS. Purchaser agrees to negotiate and proceed in good faith to promptly consummate the transactions hereunder.

       7.3 NOTIFICATION OF MATERIAL ADVERSE INFORMATION. If, prior to Closing, Purchaser discovers any material adverse information regarding MMI unknown to Sellers, it shall promptly notify Sellers.

       7.4    [Deliberately Omitted]

       7.5 CONSENTS. Prior to the Closing, Purchaser shall use reasonable efforts to cooperate with Purchaser in obtaining the consents, waivers and other approvals set forth in Schedule 6.7, which may be required in order to effectuate the Closing.

                                     ARTICLE 8

                                  JOINT COVENANTS

       8.1    CONFIDENTIAL INFORMATION.

              (a) All Confidential Information (as hereinafter defined) disclosed to a Recipient (as hereinafter defined) and its Representatives shall be utilized by the Recipient and its Representative for the sole purpose of evaluating the Closing and shall be kept confidential until the Closing is consummated. In the event the Closing is not consummated, each Recipient and its Representatives shall continue to keep the Confidential Information confidential and shall not directly or indirectly utilize such Information in any way detrimental to the Disclosing Party.

              (b) As used herein, "Disclosing Party" means Purchaser, MMI or the Sellers, whichever discloses Confidential Information (as hereinafter defined), and "Recipient" means Purchaser, its subsidiaries, MMI or the Sellers, whichever is receiving Information from a Disclosing Party.

              (c) As used herein, "Confidential Information" means all information delivered by or on behalf of a Disclosing Party, its subsidiaries or their respective officers, directors, employees and/or agents to the Recipient or its Representatives before or after the date of this Agreement, whether orally or in writing, and identified as "confidential" by the Disclosing Party, but does not include any information which at the time of disclosure to the Recipient or thereafter (i) is generally available to and known by the public
       (other than as a result of a disclosure directly or indirectly by the Recipient or its Representatives), (ii) was available to the Recipient on a nonconfidential basis from a source other than the Disclosing Party and its subsidiaries and Representatives, provided that such source is not, and was not, bound by a confidentiality agreement with the Disclosing Party or another party or otherwise prohibited from transmitting such information by a contractual, legal or fiduciary obligation to the Disclosing Party, its subsidiaries or another party, or (iii) has been independently acquired or developed by the Recipient as shown by written records without violating any of the Recipient's obligations under this Agreement.

              (d) As used herein, "Representatives" mean those directors, officers, employees, representatives, auditors, legal counsel, advisors and other authorized representatives of the Recipient who need to know Information for the purpose of evaluating the Recipient's participation in the Closing (it being understood that prior to any disclosure of Confidential Information by a Recipient to any Representative, the Recipient will inform such Representative of the confidential nature of the Confidential Information and obtain from such Representative an agreement to be bound by the terms of this Section to the same extent as if such Representative had joined this Agreement for the purpose of agreeing to be bound by this Section). A Recipient shall be responsible for any breach of the terms of this Section by any of its Representatives.

       (e) If a Recipient or any of its Representatives becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, or reasonably determines that such disclosure is required in order to defend itself against a legal proceeding brought by a third party, the Recipient shall provide the Disclosing Party with prompt prior written notice of such requirement or determination so that the Disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Section. In the event that such protective order or other remedy is not obtained, or that the Disclosing Party waives compliance with the provisions of this Section, the Recipient shall exercise reasonable commercial efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.
        The provisions of this paragraph shall not apply to Purchaser and its Representatives after the Closing Date.

       (f) If the Closing is not consummated, each Recipient will return to the Disclosing Party all copies of Confidential Information in the Recipient's possession or in the possession of its Representatives.

       8.2 PUBLICITY. Prior to Closing, neither Purchaser nor Sellers shall announce or disclose publicly the terms or provisions hereof without the prior written approval of the other party, except such disclosure as may be required under securities law or common law (subject to giving the other party notice as promptly as possible of the intention to make such disclosure and providing the other party an opportunity to review the wording of such disclosure), and disclosure to its attorneys, accountants, lenders, bankers, investment bankers, government agencies and employees.

       8.3 PUT AGREEMENT. Purchaser and Sellers shall enter into the Put Agreement.

       8.4 EMPLOYMENT AGREEMENTS. At the Closing, Purchaser and each of the Sellers shall enter into their respective Executive Employment Agreements in the form and substance acceptable to the parties thereto (the "Employment Agreements") and the Senior Managers shall enter into the Additional Compensation Agreements (the "Additional Compensation Agreements") in form and substance acceptable to the parties thereto.

       8.5 OTHER DOCUMENTATION. At the Closing, Sellers shall deliver all the Shares, together with stock powers and all other documents required or appropriate to effect the transactions contemplated hereby.

                                     ARTICLE 9

                         CONDITIONS TO OBLIGATION TO CLOSE

       9.1 MUTUAL CONDITIONS. The obligations of each party to effect the Closing shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

              (a) LITIGATION. Immediately prior to the Closing, there shall be no material action or proceeding initiated by any governmental agency or third party which seeks to restrain, prohibit or invalidate the transactions hereunder or to recover substantial damages or other substantial relief with respect thereto, and no injunction or restraining order shall have been issued by any court restraining, prohibiting or invalidating the transactions hereunder.

              (b) PUT AGREEMENT. Purchaser and the Sellers shall have entered into the Put Agreement.

       9.2 CONDITIONS TO OBLIGATIONS OF PURCHASER TO EFFECT THE PURCHASE. The obligations of Purchaser to effect the Closing shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

              (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Sellers set forth in Article 4 of this Agreement shall be true and correct on the date of this Agreement and as of the Closing Date.

              (b) PERFORMANCE OF OBLIGATIONS. The Sellers and MMI shall have performed all obligations required to be performed by it under this Agreement on and prior to the Closing Date. Purchaser shall have received a certificate executed by the President of MMI to that effect dated the Closing Date.

              (c) DUE DILIGENCE. Purchaser shall have completed its due diligence investigation of MMI and nothing shall have come to Purchaser's attention in the course of such due diligence which causes Purchaser to determine not to proceed with the Closing.

              (d) EMPLOYMENT. Francis, Bartley, Stashin and VanderZanden shall each have entered his or her respective Employment Agreement with MMI and Bartley, Stashin and VanderZanden shall each have entered into his or her respective Additional Compensation Agreement.

              (e) EQUITY VALUE PLAN AGREEMENT. Senior Managers and the Key Employees shall have entered into the Equity Value Plan Agreement among MMI, Purchaser, Senior Managers and Key Employees.

              (f) OPINION OF COUNSEL. Purchaser shall have received written opinions of Hanna, Kerns & Strader, counsel to MMI and Martin Francis, and Ambrose Hanlon LLP, counsel to Sellers, both dated the Closing Date and in form and substance acceptable to the Purchaser.

              (g)    EXECUTION AND DELIVERY OF ALL ANCILLARY DOCUMENTS.
       There shall have been executed by the parties thereto and delivered to Purchaser all other documents necessary to effect the transactions contemplated.

              (h) REGULATORY APPROVAL. All Required Regulatory Approvals shall have been obtained.

              (i) CONSENTS. MMI shall have received all consents, waivers and other approvals, including, without limitation, any consents of landlords or other counter-parties, as required by any change of control or other material provision in any lease, sublease or other contract or agreement necessary in order for it to effect the Closing without causing a default under any note, loan agreement, contract, instrument, lease or mortgage or any material adverse effect on the business or assets of MMI.

              (j) CASUALTY. No casualty shall have occurred at the facilities of MMI as a result of which Purchaser reasonably expects that MMI will be unable to conduct the business in substantially the same manner as previously conducted for a period of at least thirty
       (30) days after the Closing Date.

              (k) DELIVERY OF CORPORATE DOCUMENTS AND LIEN SEARCHES. Sellers, at their sole expense, shall have delivered to Purchaser:
       (i) Certificates of Good Standing of MMI, for any state within which MMI is qualified to do business as a foreign corporation, all of which shall be dated within ten (10) business days of the Closing Date; (ii) a certified copy of the Certificate of Incorporation and

       By-Laws, and all continuations thereof and amendments thereto, of MMI; and (iii) Purchaser shall, at Seller's sole expense, have obtained to its reasonable satisfaction lien searches under the Uniform Commercial Code and other applicable statutes for each County and, where appropriate, other local jurisdictions in which MMI or any Affiliate of MMI makes loans or has a place of business, as well as a judgment and tax lien search respecting MMI in each such jurisdiction.

              (l) MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in the business or financial condition of MMI.

Notwithstanding anything herein to the contrary, Purchaser may waive any of the foregoing conditions in Section 9.2 hereof, or to the extent such conditions are imposed on MMI or Sellers, in Section 9.1, or at Purchaser's option, cure any such noncompliance with such conditions as provided in
Section 11.1.


       9.3 CONDITIONS TO OBLIGATIONS OF SELLERS TO EFFECT THE CLOSING. The obligations of Sellers to effect the Closing shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:


              (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser set forth in Article 5 of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made again on such date.

              (b) PERFORMANCE OF OBLIGATIONS. Purchaser shall have performed all material obligations required to be performed by it under this Agreement prior to the Closing Date, and MMI shall have received a certificate executed by the President or an Executive Vice President of Purchaser to that effect dated the Closing Date.

                                     ARTICLE 10

                               POST CLOSING COVENANTS

       10.1   POST CLOSING COVENANTS OF PURCHASER REGARDING FINANCING OF MMI.

              (a) After the Closing, Purchaser will arrange warehouse lines reasonably necessary for MMI Operations and will charge MMI quarterly a 15% per annum cost of capital to the extent additional capital is required in excess of capital generated by MMI from MMI Operations to support the warehouse lines being used for MMI Operations. For purposes of determining whether additional capital is necessary, (i) MMI Net Income will be allocated to MMI's balance sheet and (ii) a leverage ratio of 20 to 1 will be assumed. For purposes of computing the MMI Net Income for this Section 10.1(a), MMI Net Income shall be computed on a pretax basis for such periods when MMI is an S Corporation, but shall be computed on an after-tax basis for such periods as MMI and Purchaser are C Corporations if and when MMI becomes a C Corporation.

              By way of example assume MMI's net worth as of the Closing is $2 million. Further assume that MMI generated $1 million of capital in the fourth quarter of 1998 (i.e. after tax estimated net income for such quarter) and that capital was not needed for operations or other purposes. Finally, assume that the maximum dollar amount of MMI loans outstanding on Purchaser's warehouse lines at any time during such quarter was $80 million. MMI would be charged a 15% per annum cost of capital on $1 million ($37,500) for the quarter computed as follows:

       (80,000,000)
       ------------
            20       =  4,000,000 required capital

       4,000,000  - (2,000,000 + 1,000,000) = $1,000,000

       $1,000,000 x 15% per annum = $150,000

       $150,000 DIVIDED BY 4 = $37,500

              (b) After the Closing, if MMI identifies acquisition opportunities and Purchaser, in its reasonable discretion, approves such acquisition, then Purchaser shall make capital available to MMI to implement such acquisition opportunities to the extent additional capital over and above that generated by and credited to MMI is required. MMI will be charged a 15% cost of capital on such capital in excess of capital generated from MMI Operations after subtracting capital required to support warehouse lines described in 10.1(a) above.

              By way of example, assume MMI's net worth as of the end of the last quarter of 1998 is $2 million. Further assume that MMI generated $2 million of capital in 1999 and that was not needed for operations or other purposes except $2.75 million of such capital was needed to support MMI's warehouse lines in accordance with Section 10.1(a). If $1.5 million is needed to implement an acquisition, MMI would be charged a 15% per annum cost of capital on $250,000 computed as follows:

       MMI Available Capital = (2,000,000 + 2,000,000) - 2,750,000 = $1,250,000

       Additional Capital = 1,500,000 - 1,250,000 = $250,000

       $250,000 x 15% = $37,500

       $37,500 DIVIDED BY 4 = $9,375 per quarter

       10.2 COVENANT NOT TO COMPETE BY SELLERS. The following covenants are made by Sellers to Purchaser and MMI in consideration of the transaction contemplated by this Agreement, and it is expressly acknowledged and agreed by Sellers that such covenants are material inducements for Purchaser to enter into this Agreement and to consummate the transaction contemplated hereby. In addition, Sellers each acknowledge that MMI, Purchaser and their Affiliates have and will expend considerable time, money and resources in recruiting, training and developing the skills and abilities of their employees; developing business relationships with referral sources and customers so as to improve the goodwill of MMI; establishing branches of MMI, including, but not limited to, entering into long term leases for office space; and establishing and maintaining close business relationships between MMI's employees and MMI's customers. Sellers each acknowledge and agree that MMI is entitled to protect its investment in the foregoing and to keep the results of its efforts for its exclusive use. Accordingly, Sellers agree to the covenants and conditions set forth in Sections 10.2(a) through 10.2(f) hereof, and acknowledge and agree that they are necessary to preserve and protect the legitimate business interests of MMI, and shall be binding upon Sellers during and after their respective employment with MMI in accordance with their terms:

              (a) NON-COMPETITION. During Francis and each Senior Manager's employment with MMI, pursuant to their respective Employment Agreements or otherwise under another employment agreement or arrangement with Purchaser, MMI or its Affiliates and for the lesser of (i) a three (3) year period after their employment under the Employment Agreement or other employment agreement or arrangement with Purchaser, MMI or its Affiliates is terminated by Purchaser, unless such termination is "without cause" as defined in the penultimate sentence of this Section 10.2(a) or such termination by such Seller is "for cause" as provided in the final sentence of this Section 10.2(a) [*] and (ii) the longest period of time allowed by applicable law, Sellers each covenant to not, directly or indirectly, compete with MMI or its Affiliates (including without limitation Purchaser and its Affiliates), with respect to the business (i.e., the residential mortgage lending and brokerage business) of MMI or its Affiliates (including without limitation Purchaser and its Affiliates), including any expansion of such business of MMI or its Affiliates (including without limitation Purchaser and its Affiliates), which occurs during the term of the Employment Agreement or other employment agreement or arrangement with MMI, Purchaser or their respective Affiliates, and any renewal term, including ancillary and related activities which occur during the term of the Employment

       Agreement or other employment agreement or arrangement with MMI, Purchaser or their respective Affiliates, in the geographic region which is the smaller of (i) all areas in which MMI or its Affiliates, including Purchaser, conduct any of their residential mortgage operations and where they maintain branches, and (ii) the largest geographical area allowed by law.

              Competition, for the purpose of this Agreement, shall include, but not be limited to: (i) owning, maintaining, operating or engaging in the same or similar line of business as MMI or its Affiliates (including without limitation Purchaser and its Affiliates), or in any business which competes with MMI or its Affiliates (including without limitation Purchaser and its Affiliates); (ii) serving, advising, consulting with or being employed by any individual, firm, agency, partnership, company or corporation (including any pre-incorporated association) which engages in the same or similar business as MMI or its Affiliates (including without limitation Purchaser and its Affiliates), or which competes with MMI or its Affiliates, including without limitation Purchaser and its Affiliates; and (iii) undertaking any efforts or activities toward pre-incorporating, incorporating, organizing, financing or commencing any competing business or activity which engages in the same or similar line of business as MMI or its Affiliates, including without limitation Purchaser and its Affiliates, provided that Francis may make (i) "hard money" loans from his personal funds or funds raised from private individual investors, or if the loans are not funded with private money they must be brokered to MMI or Purchaser, and (ii) to borrowers whose credit does not meet FNMA or FHMLC guidelines (provided that such loans are brokered to MMI or Purchaser) and Francis may engage a staff of one (1) assistant and one (1) originator in the first twelve (12) months and a staff of three (3) assistants and three (3) originators thereafter, and may consult with Bob Barnett as a technical consultant, provided further that except as expressly provided herein this proviso shall not impair, abridge or otherwise affect Francis' covenants or obligations as to competition hereunder and with respect to solicitations of employees, agents, customers or referral sources or otherwise under his Employment Agreement or other employment agreements or employment arrangements between Francis and Purchaser, MMI or their respective Affiliates. If any Sellers' employment with Purchaser, MMI or their respective Affiliates, is terminated by Purchaser, MMI or its Affiliates without cause, this Section 10.2(a) shall be void with respect to such Seller.

              For purposes of this provision, "without cause" shall mean (as applied separately to each Seller) an involuntary discharge by MMI, Purchaser or any of their respective Affiliates for a reason other than the following: (i) conviction of fraud, embezzlement or theft;
       (ii) disclosing of confidential or proprietary information of MMI, Purchaser or their Affiliates; aiding a competitor of MMI, Purchaser or their Affiliates, or misappropriation of a corporate opportunity of MMI, Purchaser or their Affiliates, which disclosure, aid or misappropriation is in breach of such Seller's fiduciary duty to MMI as an officer or employee of

       MMI; (iii) conviction of such Seller of a felony or entry of any guilty plea or plea of NOLO CONTENDERE to a felony or Seller's conviction of, or entry of any guilty plea or plea of NOLO CONTENDERE to any criminal charge (x) resulting in MMI, Purchaser or their Affiliates being in violation of any mortgage brokerage licensing act in any state in which MMI, Purchaser or their Affiliates is then licensed or relating to the business of MMI, Purchaser or their Affiliates; (y) involving moral turpitude resulting in harm or embarrassment to MMI, Purchaser or their Affiliates; (iv) any material misrepresentation to Purchaser or MMI by such Seller in connection with such Seller's employment; (v) gross negligence in the performance of any employment duties with MMI, Purchaser or their Affiliates defined as a "Principal Responsibility" or words of like import in such Seller's employment agreement with MMI (such employment duties called "Principal Duties"), Purchaser or their Affiliates; (vi) any charge brought in a court of competent jurisdiction or with an appropriate regulatory agency of unlawful tortious conduct involving moral turpitude or unlawful discrimination is made against such Seller which MMI or Purchaser reasonably and in good faith believes to be credible, which charge results in (x) substantial and material damage or harm to the business of MMI, Purchaser, or their Affiliates; or (y) negative publicity which embarrasses and materially damages the image or reputation of MMI, Purchaser, or their Affiliates; or (vii) failure or breach in performing or complying with any obligations under any employment agreement between such Seller and MMI, Purchaser or any of their Affiliates relating to any breach of his or her covenants in his or her employment agreement [*], or repeated negligent acts or omissions with respect to, or repeated incompetent performance of, Principal Duties after such Seller has been given written notice specifying the nature of the failure or breach and has failed to correct or discontinue such failure or breach within thirty (30) days after such notice.

              A termination by Francis or a Senior Manager "for cause" shall mean the voluntary resignation by such Seller as a result of (i) any failure by MMI to comply with the provisions of any employment agreement concerning the payment of wages, salary or other compensation, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by MMI promptly after receipt of notice thereof given by such Seller; or (ii) MMI's imposition of a requirement that such Seller be permanently located at any office or location more than 25 miles distant from the current employment location of employee.

              (b) NON-SOLICITATION OF EMPLOYEES OR AGENTS. Sellers each hereby agree that, so long as such Seller is employed by MMI under the Employment Agreement or otherwise, and for the lesser of (i) a three
       (3) year period after their employment is terminated for any reason, and (ii) the longest period of time allowed by law, such Sellers shall not engage in soliciting, diverting, hiring or inducing, or attempting to solicit, divert, hire or induce to terminate his or her relationship with MMI or any such Affiliate, including without limitation

       Purchaser and its Affiliates, directly or indirectly, whether on such Seller's own behalf, or that of any other person, business or entity, any employee or agent of MMI or of any Affiliate, including without limitation Purchaser and its Affiliates, who was employed by or under contract with MMI or any Affiliate, including without limitation Purchaser and its Affiliates, within three (3) years of the date of the termination of such Seller's employment thereunder.

              (c) NON-SOLICITATION OF CUSTOMERS AND REFERRAL SOURCES. Sellers each hereby agree that so long as employed, and for the lesser of (i) a three (3) year period after their employment is terminated by either party hereto, for any reason, and (ii) the longest period of time allowed by law, they shall not, either directly or indirectly, engage in calling upon, soliciting, diverting or inducing, or attempting to call upon, solicit, divert or induce (i) to do business with a competitor of MMI except to the extent such Business is outside the scope of the business of MMI, provided that this subclause (i) shall not be deemed to modify, impair or diminish a Seller's obligations concerning confidentiality or records in such Seller's respective Employment Agreement, or (ii) not to do business with MMI, or any of its Affiliates, including without limitation Purchaser and its Affiliates, and shall not, directly or indirectly, use any non-public information relating to a customer or referral source of MMI or its Affiliates, including without limitation Purchaser and its Affiliates, obtained during their employment with MMI for calling upon, diverting, soliciting or inducing, or attempting to call upon, divert, solicit or induce, any customer or referral source of MMI, or of any Affiliate, including without limitation Purchaser and its Affiliates, including any individual or entity which has done business with MMI or its Affiliates, including without limitation Purchaser and its Affiliates, at any time within the three (3) years preceding the termination of their employment hereunder.

              (d) ENFORCEMENT. Sellers each recognize that the provisions of this Section 10.2 are vitally important to the continuing welfare of MMI and its Affiliates and that money damages constitute an inadequate remedy for any violation thereof. Accordingly, in the event of any such violation by Sellers, MMI and its Affiliates, in addition to any other remedies they may have, shall have the right to institute and maintain a proceeding to compel specific performance thereof or to issue an injunction restraining any action by Sellers in violation of this Section 10.2, without the necessity of posting a bond.

              (e) SURVIVAL OF COVENANTS. Except as specifically set forth in Section 10.2(a), the provisions of this Section 10.2 shall survive termination of Sellers employment for any reason.

              (f) EXCLUSIVITY. Sellers each hereby represent, covenant and warrant that as of the date of this Agreement, he or she is bound by no employment agreement or non-competition agreement with a party other than MMI and

       Purchaser, or any other similar agreement, except for this Agreement and the Employment Agreement. Furthermore, during any period of employment with Purchaser, MMI or otherwise, he or she shall not enter into, or otherwise become bound by, any other employment agreement, consulting agreement or non-competition agreement, or other similar agreement with any other party other than Purchaser, MMI and their respective Affiliates.

       10.3   LIMITED INDEMNIFICATION BY SELLERS.

              (a) INDEMNIFICATION BY SELLERS FOR UNDISCLOSED LIABILITIES OR LOSS FOR SCHEDULED ITEMS. Subject to the limitations of the two final sentences of Section 10.3(b), the Sellers hereby jointly and severally indemnify and hold harmless Purchaser and MMI with respect to any Indemnification Claim for Undisclosed Liabilities or Loss for Liabilities Not Arising in the Ordinary Course of Business resulting in an actual loss or any liability, provided that such indemnification shall only be effective (i) for any Claim for Undisclosed Liabilities or Loss from for Liabilities Not Arising in the Ordinary Course of Business before the [*] year anniversary of the date of Closing and
       (ii) to the extent the aggregate of all Indemnification Claims exceeds $[*] (the "Indemnification Threshold Amount"). Notwithstanding the foregoing, the aggregate of such claims shall not be payable to the extent they exceed $[*](the "Indemnification Cap"), provided that regardless of the joint and several nature of the foregoing indemnification, the aggregate of such Claims for which an individual Seller shall be liable -- either to Purchaser or, after all Claims to Purchaser have been satisfied, by way of a contribution claim from other individual Sellers -- shall not exceed the respective amounts set forth next to such Seller's name below:

              Francis -- $[*].

              Bartley -- $[*].

              Stashin -- $[*].

              VanderZanden -- $[*].

              (b) DEFINITION OF INDEMNIFICATION CLAIM. For the purposes of this Section 10.3, "INDEMNIFICATION CLAIM FOR UNDISCLOSED LIABILITIES OR LOSS FROM LIABILITIES NOT ARISING IN THE ORDINARY COURSE OF BUSINESS" or "INDEMNIFICATION CLAIM" shall mean any liabilities, losses, costs and expenses (after exhausting all reasonable remedies available through insurance remedies in force) incurred by MMI, Purchaser or their respective Affiliates which arise as a result of any liabilities, demands, liens, damages, claims, expenses, causes of action including without limitation cross-claims, counterclaims, rights of set-off and recoupment, suits, administrative action, agreements, damages, compensations, demands, actions, losses, court costs and filing fees, attorneys' and paralegals' fees and expenses of every kind and nature, including, without limitation, those in law or in equity, arising with respect to any liability, whether known or unknown, which does not arise in the Ordinary Course of Business of MMI, (i) which is not disclosed in the Financial Statements delivered in connection herewith or the Disclosure Schedules attached hereto, or (ii) which relates to a breach of representations or warranties. In the case of Indemnification Claims arising out of a breach of a representation or warranty of a Senior Manager, such Indemnification Claim may be asserted against such Senior Manager only to the extent that such Senior Manager knew such representation or warranty was false, incomplete or misleading at the time such representation or warranty was made. Notwithstanding anything to the contrary in Sections 4.10,
       4.17 and 4.20, an Indemnification Claim arising therefrom may be asserted against a Senior Manager only to the extent such Senior Manager had knowledge of the matters giving rise to the Indemnification Claim.

              (c) INDEMNITY WITH RESPECT TO BREACH, FRAUD OR VIOLATION OF COVENANTS. Notwithstanding anything else in Section 10.3(a) - (b) herein to the contrary, the Sellers further agree to jointly and severally indemnify Purchaser and MMI without respect to any Indemnification Threshold Amount or Indemnification Cap, for (i) any breach of the covenants in this Section 10.2 of this Agreement, (ii) any fraud on the part of MMI or of any Seller occurring at any time, or (iii) any wilful, knowing or intentional breach of any representation, warranty, or covenant of MMI or the Sellers contained in this Agreement (it being understood that any other breach of covenant (other than the covenants set forth in Section 10.2), representation, or warranty if not willful, knowing or intentional, shall be covered by the indemnification contained in Section 10.3(a)), provided that no Senior Manager shall have any liability under this Subparagraph (c) unless such claims were caused by such Senior Manager's own action or inaction or such Senior Manager had knowledge of the events from which such claim arose.

       10.4 TAX LIABILITY OF FRANCIS, SELLERS. To the extent Francis has income tax liability as a result of the income generated by MMI during 1998 prior to Closing, Purchaser agrees that it shall permit (if prior to Closing) or cause MMI to pay on Francis' behalf or fully reimburse Francis, either through a distribution prior to Closing or through such other method as the parties shall reasonably agree, the full amount of such income tax liability five (5) days prior to the date such tax is due, without penalty, adjusted for tax distributions already paid by MMI which relate to liability for taxes on income generated by MMI during 1998. Purchaser agrees to fully reimburse Francis for all additional income tax liability to the extent it results from any reimbursement pursuant to this Section 10.4 for Francis. Purchaser and Francis agree that in determining the amount of such distribution the parties shall assume that Francis shall receive a 5% per annum return by investing such funds during the period from such distribution until income taxes are required to be paid without penalty. At the option of

Purchaser, the purchase of the Shares from Seller shall be treated as an asset acquisition by Purchaser rather than as a stock acquisition provided that to the extent there is additional tax liability to the Sellers resulting from such tax treatment as an asset acquisition rather than a stock acquisition, Purchaser and the Sellers shall each pay one-half of such additional tax liability. Nothing in this Agreement shall be deemed to require Purchaser or MMI to pay any late penalties, fees or interest for or on behalf of the Sellers.

       10.5 COVENANT REGARDING RECORD KEEPING BY PURCHASER. Regardless of any merger, reorganization or liquidation of MMI after the Closing, Purchaser shall maintain separate profit and loss statements and other financial data and records reasonably necessary for determining Net Income and After Tax Profits so long as the determination of MMI Net Income and After Tax Profits is necessary for the determination of Additional Compensation as provided herein.

       10.6 RELEASE OF PERSONAL GUARANTEES. Purchaser and MMI shall use all best efforts to cause all Personal Guarantees still in existence at the Closing to be released within ninety (90) days thereof. If any such Personal Guarantees are not released within ninety (90) days of the Closing, Purchaser shall indemnify Sellers and hold them harmless for and from any and all claims and any and all losses arising under such Personal Guarantees for obligations under such Personal Guarantees arising because of advances or obligations (including lease payments) arising after the Closing.

       10.7 RECOGNITION OF MMI'S PAST SUCCESS; MMI BOARD. Purchaser recognizes that the success of MMI has been built upon the management procedures and guidelines MMI has developed. In order to foster the continuation of such successful strategies, Purchaser agrees that for five
(5) years after the date of Closing Purchaser shall, as sole shareholder of MMI, cause Francis and a designate of Francis (which designate shall be subject to Purchaser's reasonable approval) to be elected as a director of MMI, except upon the occurrence of one of the following events ("Director Termination Events"): (i) any event that would permit Purchaser, MMI or their respective Affiliates to terminate Francis pursuant to the penultimate sentence of Section 10.2(a) regardless of whether Francis is still employed by MMI; or (ii) Francis' resignation other than "for cause" (as such term is defined in Section 10.2(a)). If one of the Director Termination Events occurs or if Francis dies, becomes disabled or otherwise becomes disqualified to serve as director, at the end of Francis' tenure as a director, Purchaser agrees to cause a nominee of Francis' director designee (which nominee shall be subject to Purchaser's reasonable approval) to be elected as a director of MMI in Francis' place.

       10.8 INTENT TO INVESTIGATE AN IPO. It is the present intention of Purchaser to pursue an initial public offering at some point within the next five years and Purchaser shall in good faith investigate the feasibility of an IPO within such period, provided that such investigation shall not bind Purchaser to go forward with any IPO if it decides in its sole discretion that such IPO does not make sense in its sole business judgment.

       10.9 NAME. Purchaser agrees that for the first twelve months after the Closing, MMI shall continue to use the name "Mortgage Market, Inc." and other variations thereof, shall continue to take reasonable steps to protect such trademark and tradename, consistent with past practices, except that Purchaser may, after consultation with senior management and with the prior approval of the Board of MMI, require MMI to use the phrases "member of the Prism family," "a Prism lender," or similar phrases.

       10.10 TERRITORIAL EXPANSION. For the 12 month period after the Closing, Purchaser agrees that it shall not expand the mortgage origination activities conducted by Purchaser or its other Affiliates, in the Washington and Oregon markets, other than through the following venues (called "Permissible Venues"): the Internet, computer mortgage or other online mortgage lending networks or through comarketing or other affinity relationships, existing branches of Purchaser and its Affiliates, new or existing Net Branches of Purchaser's existing Affiliates, and Net Branches of Affiliates that became Affiliates after the Closing, which Net Branches were operated by such Affiliates at the commencement of such affiliation. For the period from 12 to 60 months after the Closing, Purchaser shall not expand such activities other than through Permissible Venues in the Oregon market, if MMI is at least the [*] largest originator of mortgage loans (based on volume) in such market. For the 60 months after Closing, Purchaser shall not expand such activities in the Washington market other than through Permissible Venues, (1) for the period 12 months through 18 months, if MMI is the [*] largest originator of mortgage loans (based on volume) in the Washington market, (2) for the period from 18 months through 24 months, the [*] largest originator of mortgage loans (based on volume) in the Washington market and (3) for the period from 24 months through 60 months, the [*] largest originator of mortgage loans (based on volume) in the Washington market. The determination of market share ranking shall be made during each respective period at the end of each calendar quarter using market data on the retail origination for such state for the immediately preceding quarter.

       Notwithstanding the provision of the first sentence of Section 10.10 identifying mortgage origination activities through the Internet, computer mortgage or other on-line mortgage lending network, during any period in which the above provision limiting Purchaser's expansion into Oregon or Washington is effective based on MMI's having met the foregoing benchmarks established for market share, Purchaser covenants and agrees that all loans originated on the Internet, computer mortgages or other on-line mortgage lending network requiring personnel to effect a physical origination in Oregon or Washington shall be originated by MMI. Upon the failure of MMI to meet any of the foregoing benchmarks with respect to the Oregon or Washington markets, all of Purchaser's obligations to MMI and the Sellers under this
Section 10.10 shall immediately and thereafter cease with respect to such market.

       10.11 MMI ACQUISITION AND EXPANSION. Purchaser agrees to act reasonably in considering and, where it deems appropriate, approving requests by MMI concerning expansion and agrees to respond to requests regarding expansion within 30 days of

Purchaser's request for approval thereof, and Purchaser's approval of such expansion shall not be unreasonably withheld.

       10.12 RATES. Purchaser agrees to extend for loans originated by MMI interest rates at least as favorable as those extended by Purchaser for loans originated by Purchaser and its other Affiliates, subject to adjustment for fees and differentials based on geographic location.

       10.13 FURTHER ASSURANCES. The parties hereto agree to execute such further documents, instruments and consents and to perform such further acts, as may be necessary to effect the Closing and the transactions contemplated hereunder.

       10.14 CONTRIBUTION OF CAPITAL; PAYMENTS TO BOB BARNETT. Immediately following the Closing, Purchaser shall have contributed $40,000 to the capital of MMI and shall cause MMI to pay $40,000 to Bob Barnett, in discharge of MMI's obligations to Bob Barnett under Addendum C of Bob Barnett's employment agreement with MMI.

                                     ARTICLE 11

                                    TERMINATION

       11.1 CURE BY SELLERS UPON MATERIAL ADVERSE CHANGE. If prior to Closing there has been a material adverse change in MMI, a material breach of a representation, warranty or covenant of Sellers, Sellers shall have thirty
(30) days from the date of notice by Purchaser to cure or remedy the situation which led to the notice. If Sellers and MMI are unable or unwilling to cure or remedy the situation, Purchaser shall have the option to pursue one of the following: (i) terminate this Agreement immediately in which event the parties shall have no further obligation to consummate the Closing, or (ii) waive such material adverse change, breach or distribution, or pursue any other remedies available to such party at law or equity; provided, however, that if and only if the material adverse change was done with the intent to impair or prevent the Closing, Purchaser may elect to consummate the Closing and adjust the Base Cash Price by the full amount of the material adverse change or cost of curing the breach and pursue any other remedies available to such party at law or equity.

       11.2 OTHER TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

              (a)    by mutual consent of Sellers and Purchaser;

              (b) by either Sellers or Purchaser if the Closing Date or Closing has not occurred by October 31, 1998 unless such delay in the Closing Date or Closing is due to a failure to obtain an approval for a federal or state regulating authority of a change of control application related to this Agreement or caused by any act or omission of the party attempting to affect such termination.

              (c) by Purchaser, subject to the Sellers' right to cure and subject to Section 11.1 if any condition imposed on Sellers (unless waived by Purchaser) in Section 9.1 or 9.2 cannot be satisfied or cured by October 31, 1998; or

              (d) by MMI and the Sellers if any condition imposed on Purchaser (unless waived by MMI) in Section 9.1 or 9.3 cannot be satisfied by October 31, 1998.

Any such termination shall be effected by the party asserting such termination notifying the other party hereto as set forth in Section 12.8 hereof. Notwithstanding the foregoing, all parties agree to act in good faith to effect the transactions hereunder and reconcile and mitigate any technical or nonmaterial noncompliance with the terms of this Agreement.

       11.3 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 11.1 or 11.2, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Purchaser, MMI or their respective directors and officers under this Agreement except as set forth in Sections 8.1, 8.2, 12.1, 12.2, 12.3 and 12.16.

                                     ARTICLE 12

                                   MISCELLANEOUS

       12.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The covenants, representations or warranties contained herein shall survive the Closing, and any claims arising therefrom shall expire after [*] years from the later of the date hereof or the date of Closing unless notified prior to [*] ([*]) years from the date hereof as provided in Section 10.3, except for breach of covenants set forth in Sections 10.1 or 10.2 or claims of fraud or intentional, willful or knowing misrepresentation to the other party until the applicable statute of limitation has expired. Nothing contained in this Article shall affect the obligations of any party to perform the agreements and covenants to be performed by such party hereunder or in connection herewith either before or after the Closing.

       12.2 EXPENSES. Purchaser and Sellers will each be solely responsible for and have all of its own respective expenses, activities and other advisors, incurred at any time in documenting, negotiating, consummating or executing this Agreement and the transactions contemplated thereby; provided that MMI shall pay an amount not in excess of $[*] for the reasonable costs of Sellers' accountants, attorneys, and other advisors and costs of obtaining government approvals and other consents as all other costs incurred in connection with the consummation of the sale, any such costs in excess of such amount to be borne by Sellers.

       12.3 PRESS RELEASES; EMPLOYEE COMMUNICATIONS. Any press releases, news releases or other communication issued or to be issued to the press, the media or otherwise to the public or any communication to the employees or customers of MMI by any of the parties hereunder shall first be reviewed and approved in writing by both Purchaser and Francis.

       12.4 RIGHT OF OFFSET. To the extent any indemnification claim is not paid on demand, after reasonable time for MMI's or Seller's investigation and confirmation of such claim, Purchaser may offset indemnification claims against any amount or claim due or owing to such Seller by MMI or Purchaser.

       12.5   WRITTEN AGREEMENT TO GOVERN.   This Agreement, together with
all Exhibits, Schedules and other documents to be delivered pursuant hereto, set forth the entire understanding and supersede all prior oral or written agreements among the parties hereto relating to the subject matter contained herein and all prior and contemporaneous discussions among the parties hereto are merged herein. No party hereto shall be bound by any definition, condition, representation, warranty, covenant or provision other than as expressly stated in this Agreement or the Exhibits and other documents to be delivered pursuant hereto, or as hereafter set forth in a written instrument executed by such party or by a duly authorized representative of such party.

       12.6 SEVERABILITY. The parties hereto expressly agree that it is not the intention of any party hereto to violate any public policy, statutory or common law rules, regulations, treaties or decisions of any government or agency thereof. If any provision of this Agreement is judicially or administratively interpreted or construed as being in violation of any such provision, such articles, sections, sentences, words, clauses or combinations thereof shall be modified to the extent necessary to make them enforceable or, if necessary, shall be inoperative, and the remainder of this Agreement shall remain binding upon the parties hereto.

       12.7 INJUNCTIVE REMEDY FOR BREACH. The parties agree that irreparable damage could occur if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. The parties accordingly agree that the party not in breach shall be entitled to injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in addition to any other right or remedy provided hereunder or at law or in equity.

       12.8 NOTICES AND OTHER COMMUNICATIONS. All notices, demands or requests provided for or permitted to be given pursuant to this Agreement must be in writing. All notices, demands and requests shall be deemed to have been properly served if given by personal delivery, or if transmitted by telecopy, or if delivered to Federal Express or other reputable overnight carrier for next business day delivery, charges billed to or prepaid by shipper, or if deposited in the United States mail, registered or certified with return receipt requested, proper postage prepaid, addressed as follows:

      If to MMI prior to the Closing, to:       Mortgage Market, Inc.
                                                6 Center Pointe Drive
                                                Suite 300
                                                Lake Oswego, Oregon 97035
                                                Facsimile No.: 503/940-8821

      With a copy to:                           Hanna, Kerns & Strader
                                                300 Hoffman Columbia Plaza
                                                1300 S.W. State Avenue
                                                Portland, Oregon 97201
                                                Attn: Joseph J. Hanna, Jr.
                                                Facsimile No.: 503/273-2712

      If to MMI after the Closing, to:          c/o Prism Mortgage Company
                                                440 North Orleans, Suite 222
                                                Chicago, Illinois 60610
                                                Attn:  Mark Filler, Esq.
                                                Facsimile No.: 312/494-0184

                                                c/o Prism Mortgage Company
                                                440 North Orleans, Suite 222
                                                Chicago, Illinois 60610
                                                Attn:  General Counsel
                                                Facsimile No.: 312/494-0184

      If to Sellers prior to the Closing, to:   Martin E. Francis
                                                c/o Mortgage Market Inc.
                                                6 Center Pointe Drive
                                                Suite 300
                                                Lake Oswego, Oregon 97035
                                                Facsimile No.: 503/968-3178

      If to Sellers after the Closing, to:      Kenneth Bartley
                                                c/o Mortgage Market, Inc.
                                                6 Center Pointe Drive, Suite 300
                                                Lake Oswego, Oregon 97035
                                                Facsimile No.: 503/968-3178

                                                Melissa Stashin
                                                c/o Mortgage Market, Inc.
                                                6 Center Pointe Drive, Suite 300
                                                Lake Oswego, Oregon 97035
                                                Facsimile No.: 503/968-3178

                                                Curt VanderZanden
                                                c/o Mortgage Market, Inc.
                                                6 Center Pointe Drive, Suite 300
                                                Lake Oswego, Oregon 97035
                                                Facsimile No.: 503/968-3178

                                                Martin E. Francis
                                                c/o Mortgage Market, Inc.
                                                6 Center Pointe Drive, Suite 300
                                                Lake Oswego, Oregon 97035
                                                Facsimile No.: 503/968-3178

       If to Purchaser before or after
          Closing, to:                          Prism Mortgage Company
                                                440 North Orleans, Suite 222
                                                Chicago, Illinois 60610
                                                Attn:  General Counsel
                                                Facsimile: 312/494-0184

                                                Prism Mortgage Company
                                                440 North Orleans, Suite 222
                                                Chicago, Illinois 60610
                                                Attn:  Mark Filler, Esq.
                                                Facsimile: 312/494-0184

       With a copy to:                          Rudnick & Wolfe
                                                Suite 1800
                                                203 North LaSalle Street
                                                Chicago, Illinois  60601
                                                Attn: John R. Mussman, Esq.
                                                Facsimile No.:  (312) 630-5390

       Each notice, demand or request shall be effective upon personal delivery, or upon confirmation of receipt of the applicable telecopy, or one
(1) business day after delivery to a reputable overnight carrier in accordance with the foregoing, or three (3) business days after the date on which the same is deposited in the United States mail in accordance with the foregoing. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall not adversely impact the effectiveness of any such notice, demand or request. Service by personal delivery upon Purchaser shall be valid only if delivered personally to the President, Executive Vice President or General Counsel of the Purchaser.

       Any addressee may change its address for notices hereunder by giving written notice in accordance with this Section.

       12.9 COUNTERPARTS. This Agreement may be executed in multiple counterparts and by the parties in separate counterpart, and shall become effective when at least one counterpart has been signed by each party and delivered personally or by facsimile machine to the other party. Each counterpart shall constitute an original document, and all counterparts taken together shall constitute one and the same document. The parties intend that a facsimile signature shall have the same force and effect as an original signature.

       12.10 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns.

       12.11  FURTHER ASSURANCES.   At any time on or after the closing on
the Closing Date, the parties hereto shall each perform such acts, execute and deliver such instruments, assignments, endorsements and other documents and do all such other things consistent with the terms of this Agreement as may be reasonably necessary to accomplish the transaction contemplated in this Agreement or otherwise carry out the purpose of this Agreement.

       12.12 INTERPRETATION. The masculine, feminine or neuter pronouns used herein shall be interpreted without regard to gender, and the use of the singular or plural shall be deemed to include the other whenever the context so requires. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of this Agreement. Unless otherwise expressly stated herein, all references herein to sections and paragraphs are to sections and paragraphs in this Agreement and all references herein to Schedules and Exhibits are to Schedules and Exhibits to this Agreement. All references herein to "including" shall mean "including, but not limited to".

       12.13  SCHEDULES AND EXHIBITS.   The Schedules and Exhibits referred
to herein, whether or not attached hereto, are incorporated herein by such reference as if fully set forth in the text hereof.

       12.14  MODIFICATION.   The parties to this Agreement may, by mutual
written consent executed by all of the parties hereto, modify or supplement this Agreement.

       12.15 WAIVER OF PROVISIONS. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by the waiving party or an authorized representative of the waiving party. A breach of any representation, warranty or covenant shall not be affected by the fact that a more general or more specific representation, warranty or covenant was not also breached.

       12.16  ARBITRATION; LAW; JURISDICTION; WAIVER OF JURY TRIAL.

       (a) NEGOTIATION. EXCEPT FOR CONTROVERSIES, DISPUTES OR CLAIMS RELATED TO OR BASED ON SELLERS' USE OF THE TRADEMARKS OR SELLERS' OR ANY AFFILIATED PARTY'S COVENANT NOT TO COMPETE OR TO PROTECT TRADE SECRETS, FOR WHICH PURCHASER OR MMI MAY SEEK INJUNCTIVE OR SUCH OTHER RELIEF AS SUCH PARTY MAY DEEM APPROPRIATE, OR LITIGATION WITH CONSUMERS OR ANY GOVERNMENTAL AGENCIES, NEITHER PARTY SHALL INSTITUTE ANY PROCEEDING IN ANY COURT OR ADMINISTRATIVE AGENCY OR ANY ARBITRATION TO RESOLVE A DISPUTE BETWEEN THE PARTIES BEFORE THAT PARTY HAS SOUGHT TO RESOLVE THE DISPUTE THROUGH DIRECT NEGOTIATION WITH THE OTHER PARTY. IF THE DISPUTE IS NOT RESOLVED WITHIN THREE WEEKS AFTER A DEMAND FOR DIRECT NEGOTIATION, THE PARTIES SHALL THEN ATTEMPT TO RESOLVE THE DISPUTE THROUGH ARBITRATION AS PROVIDED IN THIS SECTION.

       (b) SCOPE OF ARBITRATION. EXCEPT FOR CONTROVERSIES, DISPUTES OR CLAIMS RELATED TO OR BASED ON SELLERS' USE OF THE TRADEMARKS OR SELLERS' OR ANY AFFILIATED PARTY'S COVENANT NOT TO COMPETE OR TO PROTECT TRADE SECRETS, FOR WHICH PURCHASER OR MMI MAY SEEK INJUNCTIVE OR SUCH OTHER RELIEF AS SUCH PARTY MAY DEEM APPROPRIATE, OR LITIGATION WITH CONSUMERS OR ANY GOVERNMENTAL AGENCIES, ALL CONTROVERSIES, DISPUTES OR CLAIMS BETWEEN PURCHASER AND SELLERS (AND ANY OWNERS, GUARANTORS, AFFILIATES AND EMPLOYEES THEREOF, IF APPLICABLE) ARISING OUT OF OR RELATED TO:

              (i) THIS AGREEMENT OR ANY OTHER AGREEMENT BETWEEN PURCHASER AND SELLERS THAT DO NOT HAVE THEIR OWN SPECIFIC ARBITRATION PROVISIONS ("OTHER COVERED AGREEMENTS"), ANY DISPUTE BETWEEN PURCHASER AND SELLERS OR ANY PROVISION OF ANY SUCH AGREEMENT; OR

              (ii) THE VALIDITY OF THIS AGREEMENT OR ANY OTHER COVERED AGREEMENT BETWEEN PURCHASER AND SELLERS OR ANY PROVISION OF ANY SUCH AGREEMENT

WILL BE SUBMITTED FOR BINDING ARBITRATION TO THE CHICAGO, ILLINOIS OFFICE OF AMERICAN ARBITRATION ASSOCIATION ON DEMAND OF PURCHASER OR SELLERS. SUCH ARBITRATION PROCEEDING WILL BE CONDUCTED IN CHICAGO, ILLINOIS AND, EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, WILL BE HEARD BY ONE ARBITRATOR IN ACCORDANCE WITH THE THEN CURRENT RULES OF THE AMERICAN ARBITRATION ASSOCIATION. ALL MATTERS RELATING TO ARBITRATION WILL BE GOVERNED BY THE FEDERAL ARBITRATION ACT (9 U.S.C. Sections 1 ET SEQ.) AND NOT BY ANY STATE ARBITRATION LAW.

       THE DECISION AND AWARD OF THE ARBITRATOR SHALL BE BINDING AND CONCLUSIVE UPON BOTH PURCHASER AND SELLERS, AND ENFORCEABLE IN ANY COURT OF COMPETENT JURISDICTION. THE ARBITRATOR WILL HAVE THE RIGHT TO AWARD OR INCLUDE IN THE AWARD ANY LAWFULLY APPROPRIATE RELIEF AND TO ASSESS COSTS OR EXPENSES TO ONE OR BOTH PARTIES, PROVIDED THAT THE ARBITRATOR WILL NOT HAVE THE RIGHT TO DECLARE ANY TRADEMARK GENERIC OR OTHERWISE INVALID.

       PURCHASER AND SELLERS AGREE TO BE BOUND BY THE PROVISIONS OF ANY LIMITATION ON THE PERIOD OF TIME IN WHICH CLAIMS MUST BE BROUGHT UNDER APPLICABLE LAW OR THIS AGREEMENT, WHICHEVER EXPIRES EARLIER. PURCHASER AND SELLERS FURTHER AGREE THAT, IN CONNECTION WITH ANY SUCH ARBITRATION PROCEEDING, EACH MUST SUBMIT OR FILE ANY CLAIM WHICH WOULD CONSTITUTE A COMPULSORY COUNTERCLAIM (AS DEFINED BY RULE 13 OF THE FEDERAL RULES OF CIVIL PROCEDURE) (EXCEPT ONE THAT COULD BE FILED UNDER ANOTHER AGREEMENT HAVING ITS OWN ARBITRATION AGREEMENT) WITHIN THE SAME PROCEEDING AS THE CLAIM TO WHICH IT RELATES. ANY SUCH CLAIM WHICH IS NOT SUBMITTED OR FILED AS DESCRIBED ABOVE WILL BE FOREVER BARRED.

       EACH PARTY AGREES THAT ARBITRATION WILL BE CONDUCTED ON AN INDIVIDUAL, NOT A CLASS-WIDE, BASIS, AND THAT AN ARBITRATION PROCEEDING BETWEEN PURCHASER AND SELLERS MAY NOT BE CONSOLIDATED WITH ANY OTHER ARBITRATION PROCEEDING BETWEEN PURCHASER OR SELLERS, AS APPLICABLE, AND ANY OTHER PERSON, CORPORATION, LIMITED LIABILITY COMPANY OR PARTNERSHIP EXCEPT BY THE AGREEMENT OF THE PARTIES, PROVIDED THAT PURCHASER OR SELLERS MAY CONSOLIDATE ANY ARBITRATION PROCEEDING COMMENCED UNDER THIS SECTION 12 WITH ANY ARBITRATION PROCEEDING

COMMENCED BY PURCHASER OR SELLERS UNDER ANY OTHER COVERED AGREEMENT EXECUTED IN CONNECTION HEREWITH.

       NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS SECTION, PURCHASER AND SELLERS SHALL EACH HAVE THE RIGHT IN A PROPER CASE TO OBTAIN TEMPORARY RESTRAINING ORDERS AND TEMPORARY OR PRELIMINARY INJUNCTIVE RELIEF FROM A COURT OF COMPETENT JURISDICTION; PROVIDED, HOWEVER, THAT PURCHASER OR SELLERS MUST CONTEMPORANEOUSLY SUBMIT THE DISPUTE FOR ARBITRATION ON THE MERITS AS PROVIDED HEREIN.

       THE PROVISIONS OF THIS SECTION WILL CONTINUE IN FULL FORCE AND EFFECT SUBSEQUENT TO AND NOTWITHSTANDING THE EXPIRATION OR TERMINATION OF THIS AGREEMENT.

       (c) GOVERNING LAW. ALL MATTERS RELATING TO ARBITRATION WILL BE GOVERNED BY THE FEDERAL ARBITRATION ACT (9 U.S.C. Sections 1 ET SEQ).
EXCEPT TO THE EXTENT GOVERNED BY THE FEDERAL ARBITRATION ACT, THE UNITED STATES TRADEMARK ACT OF 1946 (LANHAM ACT, 15 U.S.C. SECTIONS 1051 ET SEQ.) OR OTHER FEDERAL LAW, THIS AGREEMENT AND ALL CLAIMS ARISING FROM THE RELATIONSHIP HEREUNDER BETWEEN PURCHASER AND SELLERS WILL BE GOVERNED BY THE LAWS OF THE STATE OF ILLINOIS AND THE UNITED STATES OF AMERICA WITHOUT REGARD TO ITS CONFLICT OF LAWS PRINCIPLES.

       (d) CONSENT TO JURISDICTION. EACH PARTY AGREES THAT THE OTHER PARTY MAY INSTITUTE ANY ACTION AGAINST IT (WHICH IS NOT REQUIRED TO BE ARBITRATED HEREUNDER OR UNDER ANOTHER ARBITRATION AGREEMENT IN ANY OTHER AGREEMENT) IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION LOCATED IN THE CITY OF CHICAGO, STATE OF ILLINOIS, AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND WAIVES ANY OBJECTION IT MAY HAVE TO EITHER THE JURISDICTION OF OR VENUE IN SUCH COURTS.

       (e) WAIVER OF JURY TRIAL. PURCHASER AND SELLERS IRREVOCABLY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER AT LAW OR IN EQUITY, BROUGHT BY EITHER OF THEM AGAINST THE OTHER.

       12.17 WAIVER OF CONDITIONS. The conditions to each of the parties' obligations to consummate the Closing are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted to applicable law.

       12.18 CONSTRUCTION. Each of the parties has been advised by counsel and actively negotiated the terms of this Agreement. Accordingly, the fact that this

Agreement or any particular provision hereof was drafted by counsel for any party shall not be considered in construing this Agreement.

       IN WITNESS WHEREOF, Purchaser has caused this Agreement to be executed on its behalf by its officer thereunto duly authorized and each Seller has executed said Agreement, all on or as of the day and year first above written.

                                          PRISM MORTGAGE COMPANY,
                                          an Illinois corporation


                                   By:   /s/ David Fisher
                                         ----------------------------------
                                    Its: Vice President
                                         ----------------------------------


                                          SELLERS:


                                   /s/ Martin E. Francis
                                   ----------------------------------------
                                   Martin E. Francis


                                   /s/ Kenneth Bartley
                                   ----------------------------------------
                                   Kenneth Bartley


                                   /s/ Melissa Stashin
                                   ----------------------------------------
                                   Melissa Stashin


                                   /s/ Curt VanderZanden
                                   ----------------------------------------
                                   Curt VanderZanden